UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material under §240.14a-12

AMERICAN WELL CORPORATION

(Name of registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒ No fee required.

☐ Fee paid previously with preliminary materials.

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Dear Fellow Stockholder:

As we reflect on the milestones and achievements of the past year, I extend sincere gratitude for your continued support and investment in our company as together, we strive to make healthcare more affordable and accessible to all.

During 2024, we advanced our business in ways that put us much closer to unlocking the value of Amwell and advancing our mission to modernize healthcare with our unified platform. Together with our partners at Leidos, we are successfully launching our full solution across the U.S. Military Health System, the most significant growth initiative in our history. We are also undertaking meaningful quality of revenue and margin initiatives that are resulting in steady, improvements in our adjusted EBITDA. We are successfully refining our business to deliver on the expectations of stakeholders, advancing us to generate positive cash flow during 2026, with a robust cash position.

It was a transformative year for Amwell. During the year, we refreshed and refined our strategy. We increased our focus on our core mission and matured our company to deliver efficiently. We also prepared to realize the potential of our unified technology-enabled care platform.

Below are a few 2024 financial highlights:

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Recorded Total Revenue of $254.4 million
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Achieved subscription revenue of $115.5 million
•
Recorded AMG visit revenue of $116.5 million
•
Reported gross margin of 39%
•
Net loss was ($212.6) million compared to ($679.2) million
•
Total visits were 5.9 million
•
Cash and short-term securities as of year-end were approximately $228.3 million.

On the heels of this progress, we entered 2025 with momentum and unprecedented focus – with market dynamics working in our favor.

Outside Amwell, we observe two trends that could help accelerate our growth: growing consumer readiness to start their healthcare journey online, and expansion in innovators offering new and improved technology enabled clinical programs. With our success in strategic deployments like the Military Health System, we believe we have cemented our role as the technology-enabled care partner that healthcare organizations are turning to as they seek to modernize and achieve operational and clinical goals. Here is how we are seeing this play out:

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As more patients go online to get care, our platform offers a single, delightful patient experience to help orchestrate access to a large and growing number of clinical programs.
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Payers and health systems value being able to offer one comprehensive technology enabled care solution fully embedded in their own digital assets. They see the benefit of having a common patient care access pathway, making patient acquisition and retention more effective.
•
Payers and health systems also like the flexibility of dynamically choosing their preferred set of clinical programs and offering different ones to varied patient cohorts. They desire the convenience and efficiency of having Amwell integrate relationships with multiple clinical program vendors.
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Finally, our investments in a common, longitudinal, patient-centric data structure is resonating with payers and health systems. They see it as a powerful instrument to improve navigation and patient experience, with the promise of unified analytics and reporting.

In addition, as more innovators leverage technologies like Artificial Intelligence and machine learning to offer more effective clinical programs, they too reach out to us. Integrating with the Amwell platform allows them to reduce customer acquisition costs, demonstrate better engagement and drive results. We are encouraged by the clarity of our value proposition and the way it is resonating across our market.

With our healthy balance sheet and improved financial visibility, we have high conviction in our path to profitability supported by the following top priorities:

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The first is Growth. We will work to deliver excellence, showcase our value and accelerate growth by working with our strategic partners and by expanding our presence within existing clients.
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The second is realizing a higher mix of highly predictable, recurring revenue. Adding several more third-party clinical solutions to our platform, bolstering our high margin revenue contribution over time.
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Finally, and critically important, our third priority is efficiency. We will continue reducing our overall costs while focusing on our core Amwell portfolio of services, centering the energies of our company behind monetizing our platform.

In summary, during 2025, we will pursue these key initiatives as we continue to enable the digital aspirations of healthcare organizations with long term, profitable growth well within our sight. At the foundation of these priorities is our continued focus on our core values: Customer First, One Team and Deliver Awesome.

As we turn the page to a new year, we begin with an unprecedented focus on our key operational initiatives for the year which center on unlocking value in our company and pursuing our mission.

You are cordially invited to attend the 2025 Annual Meeting of Stockholders of Amwell, to be held Wednesday, June 11, 2025 at 1:00 p.m. eastern time via the following link: www.virtualshareholdermeeting.com/AMWL2025. We plan to post details of this virtual meeting on our investor relations website at https://investors.amwell.com. We encourage you to check this website prior to the 2025 Annual Meeting of Stockholders if you plan to attend.

Whether or not you plan to attend the meeting, I encourage you to review the enclosed information and vote your shares. Thank you for your continuing interest in Amwell. We value your ongoing support and we are committed to delivering transformative solutions in healthcare, and to creating sustainable long-term value for our stockholders.

Sincerely,

Ido Schoenberg, Chairman and Chief Executive Officer

AMERICAN WELL CORPORATION

NOTICE OF 2025 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD June 11, 2025

Dear Stockholders:

We are pleased to notify you that we will hold the 2025 annual meeting of stockholders (the “Annual Meeting”) on Wednesday, June 11, 2025 at 1:00 p.m. eastern time. The Annual Meeting will be in a virtual meeting format at www.virtualshareholdermeeting.com/AMWL2025.

At the Annual Meeting, stockholders will be asked to consider and vote upon the following matters, all of which are discussed in greater detail in the accompanying proxy statement:

1.
Electing the director-nominees named in the proxy statement;
2.
Ratifying the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2025; and
3.
Approving, on an advisory basis, the compensation paid to our named executive officers.

We will also consider and act upon any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on April 14, 2025 may vote at the meeting or any postponement(s) or adjournment(s) of the meeting.

Under Securities and Exchange Commission rules that allow companies to furnish proxy materials to shareholders over the Internet, we have elected to make our proxy materials available to all of our stockholders over the Internet. We will be able to provide stockholders with the information they need, while at the same time conserving natural resources and lowering the cost of delivery. On or about April 23, 2025, we will commence sending to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for our 2025 annual meeting of stockholders and our 2024 annual report to stockholders. The Notice also provides instructions on how to vote online or vote by phone and includes instructions on how to receive a paper copy of the proxy materials by mail.

Whether you plan to attend the Annual Meeting or not, it is important that you cast your vote either by remote communication at the meeting or by proxy. You may vote over the Internet, telephone or by mail. You are urged to vote in accordance with the instructions set forth in this proxy statement. We encourage you to vote by proxy so that your shares will be represented and voted at the meeting, whether or not you can attend.

In order to attend the meeting online and vote your shares electronically during the meeting, you must register in advance at www.virtualshareholdermeeting.com/AMWL2025 prior to the meeting. Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you to access the meeting. Further information about how to attend the Annual Meeting online and vote your shares is included in the accompanying proxy statement.

Thank you for your ongoing support of and interest in American Well Corporation.

By order of the Board of Directors,

Anna Nesterova
Head of Legal

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS OF AMERICAN WELL CORPORATION

TO BE HELD June 11, 2025

This proxy statement (this “Proxy Statement”) and Notice of the 2025 Annual Meeting of Stockholders are being provided to you in connection with the solicitation of proxies by our Board of Directors for use at our 2025 Annual Meeting of Stockholders, and any adjournments or postponements thereof (the “Annual Meeting”). The Annual Meeting will be held on Wednesday, June 11, 2025 at 1:00 p.m. eastern time, via live audio webcast at www.virtualshareholdermeeting.com/AMWL2025. Stockholders of record at the close of business on April 14, 2025 are invited to attend the Annual Meeting and are entitled to vote on the proposals described in this Proxy Statement.

On or about April 23, 2025, we made available this Proxy Statement and the attached Notice of 2025 Annual Meeting of Stockholders to all stockholders entitled to vote at the Annual Meeting, and we began sending the Notice Regarding the Availability of Proxy Materials to all stockholders entitled to vote at the Annual Meeting. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, containing our financial statements for the fiscal year ended December 31, 2024, accompanies the Proxy Statement and forms part of the proxy materials.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 18, 2024

This Proxy Statement and our Annual Report on Form 10-K are available for viewing, printing and downloading at www.virtualshareholdermeeting.com/AMWL2025. To view these materials, please have your 15-digit control number(s) available that appears on your proxy card.

Additionally, you can find a copy of our Annual Report on Form 10-K and the Proxy Statement on the website of the Securities and Exchange Commission (the “SEC”), at www.sec.gov, or in the “SEC Filings” tab of the “Investor Relations” section of our website at www.americanwell.com. You may also obtain a printed copy of our Annual Report on Form 10-K, free of charge, by sending a written request to: Catherine Riley, Corporate Paralegal, American Well Corporation, 75 State Street, 26th Floor, Boston, MA 02109. Exhibits, if any, will be provided upon written request and payment of an appropriate processing fee.

INFORMATION ABOUT THE ANNUAL MEETING

Why am I receiving this Proxy Statement?

American Well is soliciting proxies for the Annual Meeting. You are receiving a Proxy Statement because you owned shares of American Well common stock at the close of business on April 14, 2025, the record date for the Annual Meeting, which entitles you to vote at the Annual Meeting. By use of a proxy, you can vote whether or not you attend the Annual Meeting. This Proxy Statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.

What is the purpose of the Annual Meeting?

At the Annual Meeting, the stockholders will be asked to consider and vote upon the following matters:

1.
Electing the director-nominees named in this Proxy Statement;
2.
Ratifying the appointment of PricewaterhouseCoopers LLP as American Well’s independent registered public accounting firm for the fiscal year ending December 31, 2025; and
3.
Approving, on an advisory basis, the compensation paid to our named executive officers.

We will also consider and act upon any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof. If any other matter properly comes before the stockholders for a vote at the online meeting, however, the proxy holders will vote your shares in accordance with their best judgment.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

In accordance with rules adopted by the SEC, we are permitted to furnish proxy materials, including this Proxy Statement and our 2024 Annual Report, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. If you received a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail, you will not receive a printed copy of the proxy materials. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice, which was mailed to our stockholders, will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice. If you vote by Internet or telephone, please do not also mail your proxy card.

When is the record date for the Annual Meeting?

The record date for the meeting is April 14, 2025. Only stockholders of record at the close of business on that date are entitled to vote at the meeting. At the close of business on the record date, there were 14,162,309 shares of Class A common stock outstanding, 1,369,518 shares of Class B common stock outstanding and 277,777 shares of Class C common stock outstanding.

A list of stockholders entitled to vote at the Annual Meeting will be available for examination on the Internet through the virtual web conference during the Annual Meeting.

To how many votes am I entitled?

Each share of Class A and Class C common stock are entitled to one vote per share on all matters presented for a vote, except that Class C common stock will not have the right to vote for elections of directors. Holders of Class B common stock are collectively entitled to a number of votes equal to the product of (x) 1.0408163 and (y) the total number of votes that would be cast by the holders of the Class A and Class C common stock, resulting in the Class B common stock collectively holding 51% of the voting power of all outstanding securities. Each share of Class B common stock is entitled to a number of votes equal to the total number of votes held by all Class B common stock divided by the total number of then outstanding shares of Class B common stock. Shares of Class B common stock are held by our co-founders, Dr. Ido Schoenberg and Dr. Roy Schoenberg, who have agreed to vote together as a group.

What is the difference between being a stockholder of record and a beneficial owner?

Many of our stockholders hold their shares through stockbrokers, banks, or other nominees, rather than directly in their own names. As summarized below, there are some differences between being a stockholder of record and a beneficial owner.

Stockholder of record: If your shares are registered directly in your name with our transfer agent, Broadridge Financial Solutions, Inc., you are the stockholder of record, and these proxy materials are being sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals named on the proxy card and to vote at the Annual Meeting.

Beneficial owner: If your shares are held in a stock brokerage account or by a bank or other nominee, you are the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker, bank or other nominee, who is considered to be the stockholder of record. As the beneficial owner, you have the right to tell your nominee how to vote, and you are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you obtain a legal proxy from your broker, bank or nominee authorizing you to do so. Follow the instructions during the registration process for the Annual Meeting.

Your nominee has sent you instructions on how to direct the nominee’s vote in advance of the meeting through the voting instruction card. You may vote by following those instructions.

I share an address with another stockholder. What do I do if we received only one paper copy of the proxy materials and want additional copies, or we received multiple copies and want only one?

The proxy rules of the SEC permit companies and intermediaries, such as brokers and banks, to satisfy proxy statement delivery requirements for two or more stockholders sharing an address by delivering one proxy statement to those stockholders. This procedure, known as “householding,” reduces the amount of duplicate information that stockholders receive and lowers our printing and mailing costs. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will promptly deliver a separate copy of the Notice and, if applicable, our annual report and proxy materials, to any stockholder of record at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, such stockholder of record may contact Catherine Riley, Corporate Paralegal, American Well Corporation, 75 State Street, 26th Floor, Boston, MA 02109, or by calling (617) 204-3500 or by emailing catherine.riley@amwell.com. Beneficial holders may contact their bank, brokerage firm, or other nominee to request information about householding.

Conversely, if stockholders of record living at the same address received multiple copies of our Notice and, if applicable, annual report and proxy materials, you may request delivery of a single copy by contacting Catherine Riley as set forth above. Beneficial holders may contact their bank, brokerage firm, or other nominee to request a single copy of the Notice and, if applicable, proxy materials and annual report.

How can I vote my shares in advance of the online meeting?

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the online meeting. If you are a stockholder of record, you may vote by proxy. You can vote by proxy over the Internet or telephone by following the instructions provided in the Notice, or, if you requested to receive printed proxy materials, you can also vote by mail pursuant to instructions provided on the proxy card. If you hold shares beneficially in street name, you may also vote by proxy over the Internet or telephone, or, if you requested to receive printed proxy materials, you can also vote by mail by following the voting instruction card provided to you by your broker, bank, trustee or nominee.

Can I revoke my proxy and change my vote?

You may revoke your proxy at any time before it is voted by notifying the Head of Legal in writing, by returning a signed proxy with a later date, by transmitting a subsequent vote over the Internet or by telephone prior to the close of the Internet voting facility or the telephone voting facility, or by attending the meeting and voting in person. If your stock is held in street name, you must contact your broker or nominee for instructions as to how to change your vote.

How is a quorum reached?

The presence, in person or by proxy, of holders of at least a majority of the total voting power of all outstanding securities generally entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and “broker non-votes” (i.e., shares represented at the meeting held by brokers, bankers or other nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and, with respect to one or more but not all proposals, such brokers or nominees do not have discretionary voting power to vote such shares), if any, will be counted for purposes of determining whether a quorum is present for the transaction of business at the meeting.

How can I vote my shares during the online meeting?

The Company will be hosting the Annual Meeting live online. After registration and receiving the links, you can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/AMWL2025. The webcast will start at 1:00 p.m. eastern time. You may vote while attending the meeting online.

Shares held in your name as the stockholder of record may be voted by you, while the polls remain open, at www.virtualshareholdermeeting.com/AMWL2025 during the meeting. You will need your control number found in the Notice or proxy card. Shares held beneficially in street name may be voted by you at the meeting only if you obtain a legal proxy from the broker, bank, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the online meeting, we recommend that you also submit your proxy or voting instructions as described above so that your vote will be counted if you later decide not to attend the online meeting.

How does the Board recommend I vote on the proposals?

The Board recommends that you vote:

•
“FOR” the election of the director-nominees to the Board (Proposal 1);
•
“FOR” ratifying the appointment of PricewaterhouseCoopers LLP as American Well’s independent registered public accounting firm for the fiscal year ending December 31, 2025 (Proposal 2); and
•
“FOR” approving, on an advisory basis, the compensation paid to our named executive officers (Proposal 3).

How are proxies solicited for the Annual Meeting and who is paying for such solicitation?

Our Board of Directors is soliciting proxies for use at the Annual Meeting by means of the proxy materials. We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. Copies of solicitation materials will also be made available upon request to brokers, banks and other nominees to forward to the beneficial owners of the shares held of record by such brokers, banks or other nominees. The original solicitation of proxies may be supplemented by solicitation by telephone, electronic communication, or other means by our directors, officers, employees or agents. No additional compensation will be paid to these individuals for any such services, although we may reimburse such individuals for their reasonable out-of-pocket expenses in connection with such solicitation. We do not plan to retain a proxy solicitor to assist in the solicitation of proxies.

If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur.

What vote is required to approve each proposal and how are votes counted?

Proposal 1—Election of Directors

The election of directors requires a plurality vote of the shares of stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Class C common stock do not have the right to vote for the election of directors. Withhold votes will have no effect on the results of this vote. Brokerage firms do not have authority to vote shares held by the firms in street name for the election of directors without instructions from beneficial owners. As a result, any shares not voted by a beneficial owner will be treated as broker non-votes. Such broker non-votes will have no effect on the results of this vote.

Proposal 2—Ratifying the Appointment of the Independent Registered Public Accounting Firm

The ratification of the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of holders of a plurality of the votes of all classes of stock outstanding cast at the Annual Meeting. Withhold votes will have no effect on the results of this vote. Brokerage firms have authority to vote shares held in street name on this proposal without instructions from beneficial owners. As a result, we do not expect there will be any broker non-votes on this matter. We are not required to obtain the approval of our stockholders to select our independent registered public accounting firm. However, if our stockholders do not ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025, the Audit Committee of the Board of Directors may reconsider its selection. The Audit Committee may reconsider the appointment of the accounting firm even if the Proposal is ratified if it is in the best interest of the Company.

Proposal 3—Approving, on an advisory basis, the compensation paid to our named executive officers.

The approval, on an advisory basis, of the compensation paid to our named executive officers requires the affirmative vote of holders of a plurality of the votes of all classes of stock outstanding cast at the Annual Meeting. Withhold votes will have no effect on the results of this vote. Brokerage firms do not have authority to vote shares held by the firms in street name for the approval of executive compensation without instructions from beneficial owners. As a result, any shares not voted by a beneficial owner will be treated as broker non-votes. Such broker non-votes will have no effect on the results of this vote.

How can I find out the results of the voting at the Annual Meeting?

Final voting results will be published in a current report on Form 8-K that will be filed within four business days after the Annual Meeting.

Who should I call if I have any additional questions?

If you hold your shares directly, please call Catherine Riley, Corporate Paralegal of the Company, at (617) 204-3500. If your shares are held in street name, please contact the telephone number provided on your voting instruction form or contact your broker or nominee holder directly.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board of Directors is currently composed of 9 members. In accordance with our amended and restated certificate of incorporation, our Board of Directors is divided into three classes with staggered three-year terms. One class is elected each year at the annual meeting of stockholders for a term of three years. At the Annual Meeting, three Class I directors will be elected for a three-year term. Each director’s term continues until the election and qualification of such director’s successor, or such director’s earlier death, resignation or removal.

Nominees

Our Board of Directors has nominated Mr. Stephen Schlegel, Dr. Delos (Toby) Cosgrove and Ms. Rivka Goldwasser for election as Class II directors at the Annual Meeting. If elected, each of Mr.Stephen Schlegel, Dr. Delos (Toby) Cosgrove and Ms. Rivka Goldwasser will serve as Class II directors until the 2028 annual meeting of stockholders or until their successors are elected and qualified, or their earlier death, resignation or removal. Each of the nominees is currently a director of the Company. For information concerning the nominees, see the section titled “Corporate Governance and Board of Directors.”

If you are a stockholder of record and you sign your proxy card or vote over the Internet or by telephone but do not give instructions with respect to the voting of directors, your shares will be voted FOR the election of Mr. Stephen Schlegel, Dr. Delos (Toby) Cosgrove and Ms. Rivka Goldwasser. Mr. Stephen Schlegel, Dr. Delos (Toby) Cosgrove and Ms. Rivka Goldwasser have each consented to being named as a nominee for director and agreed to continue to serve if elected; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by our Board of Directors to fill such vacancy or our Board of Directors may reduce its size. If you are a beneficial owner of shares of our common stock and you do not give voting instructions to your broker, bank or other nominee, then your broker, bank or other nominee will leave your shares unvoted on this matter.

Ms. Rivka Goldwasser was was recommend to the Nominating and Corporate Governance Committee by Dr. Ido Schoenberg for her expertise in the health technology and financial sector. After a thorough review of her qualifications and skills, the Nominating and Corporate Governance Committee recommended Ms. Goldwasser to the Board of Directors. The Board of Directors unanimously approved the appointment of Ms. Goldwasser as a director.

Vote Required

The election of Class II directors requires a plurality of the votes of the shares of stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Accordingly, the three nominees receiving the highest number of “FOR” votes will be elected. Withhold votes will have no effect on the results of this vote. Brokerage firms do not have authority to vote shares held by the firms in street name for the election of directors without instructions from beneficial owners. As a result, any shares not voted by a beneficial owner will be treated as broker non-votes. Such broker non-votes will have no effect on the results of this vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE THREE DIRECTORS NOMINATED BY OUR BOARD OF DIRECTORS AND NAMED IN THIS PROXY STATEMENT AS CLASS II DIRECTORS TO SERVE FOR A THREE-YEAR TERM.

BUSINESS OVERVIEW

Company Overview

We are a leading enterprise platform and software company digitally enabling hybrid care. We empower health providers, payers, and innovators to achieve their digital ambitions, enabling a coordinated experience across in-person, virtual and automated care. We provide our clients with the core technology and services necessary to successfully develop and distribute digital care programs that meet their strategic, operational, financial and clinical objectives under their own brands. Our enterprise platform and software as a service solutions enable hybrid care delivery by offering our clients products to help weave digital care across all care settings. We bring technology and services that facilitate new models of care, strategic partnerships, consistent execution and better outcomes. Together with our clients and innovation partners, we forge a new hybrid model of care delivery that adapts as needs evolve and makes care more accessible for all.

For health systems, our enterprise platform enables provider-to-provider virtual care for use cases ranging from stroke to virtual nursing and e-sitting. Our suite of CarepointTM devices can enhance in-person care, whether the clients want to turn existing equipment such as televisions or iPads into digital access points or use Amwell Carepoint carts and peripherals. Our enterprise platform also helps extend care outside the care setting by enabling both on-demand and scheduled provider-to-patient care for a range of use cases. This includes, but is not limited to, urgent care, primary care, behavioral health, chronic disease management, and specialty follow-up care. To augment in-person and virtual care, our automated care programs and digital mental health services help clinicians and health plans engage patients, members, and consumers before, after, or in-between visits to improve care plan adherence and prevent costly escalations.

For health plans, employers and government entities, our enterprise platform enables a member-centric hybrid care experience, seamlessly connecting with current technology investments and offering an open architecture that allows simple integration of future innovation. The platform enables a broad set of use cases, including primary, urgent, mental health, specialty, and chronic care. Our virtual primary care solution offers a primary care navigation hub that supports a whole-person, longitudinal care experience for members, integrating virtual visits with digital behavioral health tools and condition-specific automated care programs, with escalation back to virtual and/or in person care, if needed. Our urgent care solution helps members conveniently and effectively address unplanned care needs without visiting the emergency department or local urgent care facility, driving quality outcomes at a lower cost.

The Amwell Converge™ platform is the latest version of our enterprise platform software. We designed the platform to be future-ready, reliable, flexible, scalable, secure and integrated with other healthcare software systems. Our platform offers state-of-the-art data architecture and video capabilities, flexibility and scalability, as well as a user experience focused on the needs of patients, members and providers. It has been designed from the ground up with the holistic understanding that the future of care of any one person will inevitably blend a mix of in-person, virtual and automated care experiences. The telehealth of yesterday has grown to encompass hybrid care delivery models and the flow of data that drives healthcare.

2024 Select Business Highlights:

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Revenue of $254.4 million
•
Gross margin of 39%
•
Net loss of $212.6 million
•
Average contract value increased from $415,000 to $488,000 for Heath Systems and from $902,000 to $963,000 for Health Plans
•
Total visits were ~5.9 million
•
Cash and short-term securities were $228.3 million as of December 31, 2024

Digital Care Utilization

Digital and hybrid care utilization is a key driver of our business. A client’s overall utilization of its digital care platform provides an important measure of the value they derive and drives our business in three important ways. First, to the extent a client succeeds with its digital care program and sees good usage, they are more likely to renew and potentially expand their contract with us. Second, our health systems agreements typically include a certain number of visits conducted by their own providers annually and provide that as certain volume thresholds are exceeded, its annual license fees will rise to reflect this growing value. Third, to the extent that clients utilize provider services from AMG, Amwell derives revenue from clinical fees.

Regulatory Environment

During the COVID-19 pandemic, state and federal regulatory authorities loosened or removed a number of regulatory requirements in order to increase the availability of digital care services. For example, changes were made to the Medicare and Medicaid programs (through waivers and other regulatory authority) to increase access to digital care services by, among other things, increasing reimbursement, permitting the enrollment of out of state providers and eliminating prior authorization requirements. Most Medicare reimbursement flexibilities have been extended through September 30, 2025 (and likely will be extended further), including a waiver for geographic site restrictions (patient may be located at home), the expansion of eligible provider types, and coverage for audio-only consults.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS

Human Capital Management

Our human capital management philosophy is rooted in our commitment to our values of being “Customer First”, acting as “One Team” and “Delivering Awesome”. We continually seek ways to attract, grow, develop and retain an exceptionally talented and motivated workforce. We build upon our One Team core value by creating and enhancing our range of programs that increase engagement and employee resources. Our virtual workforce strategy has allowed us to continue our focus on a global recruitment strategy to hire from all geographies in which we operate to support our diverse pipeline. Through our learning management system, we create meaningful pathways for our employees to build the technical and comprehensive sales skills they need, including through role-specific trainings and certifications. We enable and advocate for open and frequent dialogues between our employees and their managers to support career development.

We value and solicit employee feedback and listen to all of our employees through various outlets, including all hands meetings and yearly engagement surveys. These avenues have provided us with valuable perspectives that have shaped our investments in programs and initiatives for our employees. In addition, we recognize and reward employees through strong recognition programs and quarterly Amwell recognition awards that are built upon nominations from peers and managers. We provide highly competitive compensation, benefits and health initiatives that are supportive of total health and wellness mental health needs, including employee assistance programs, unlimited paid time off and mental health support in addition to all free telehealth and behavioral health services.

Code of Ethics and Corporate Governance Guidelines

Our Board has adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including our President and co-Chief Executive Officer, Chairman and co-Chief Executive Officer, Chief Financial Officer and principal accounting officer. The full text of our code of business conduct and ethics is posted on the investor relations section of our website at https://investors.amwell.com/governance/governance-documents/default.aspx. We intend to disclose future amendments to our Code of Business Conduct and Ethics, and any waivers of such Code, on our website or in public filings.

In addition, our Board has adopted corporate governance guidelines for our company. The full text of our corporate governance guidelines are posted on the investor relations section of our website at https://investors.amwell.com/governance/governance-documents/default.aspx.

Corporate Responsibility Initiatives (Environmental, Social, Governance)

Our values are core to who we are and serve as the foundation on which we are able to build a strong organization and promote the long-term interests of our stockholders and stakeholders.

We have made meaningful progress on our ESG goals and reported on this progress in our 2024 Corporate Responsibility Report. Following the publication of our inaugural report in 2022 and annually thereafter, we reached out to our top stakeholders who validated our approach to ESG, which is focused on establishing goals and achieving incremental improvement year over year. Our ESG Taskforce is made up of subject matter experts from across the Amwell HR, Legal, and Investor Relations teams, as well as outside consultants and work with oversight from the Board. The goal of the Taskforce is to steadily advance our comprehensive ESG strategy while remaining tightly connected to our strategic business initiatives. Our published framework is available on the investor relations page of our website.

Our commitment to viewing our business through an ESG lens is strong and we continue to be guided by three pillars: Our People, Our Products and Our Operations.

Our Corporate Responsibility Framework:

Our Product

Operational Efficiencies and Environmental Stewardship:

Our clients care about improving outcomes, health access and efficiency. Our solution is designed to enable and empower our clients’ operational goals.

The cloud-based, multi-tenant architecture of the Amwell platform reduces the overall energy footprint of our installed client base, contributing to lowering the overall environmental impact of the delivery of healthcare.

Clinician Shortages and Burnout:

Personnel shortages and care team burnout are all too common in the healthcare field. This is why we’re focused on enabling our clients to leverage technology to unify and augment care team resources and drive new efficient workflows to achieve sought after efficiencies so that teams can focus on the delivery of care.

Our unique automated care programs augment care teams and reduce their administrative burden, enabling them to practice at the top of their license.

Patient Experience and Outcomes:

Our platform is fast, seamless and easy to use, addressing several of the biggest barriers to digital healthcare adoption and patient and provider experiences.

With our platform as the digital infrastructure foundation, our customers can deliver a seamless patient experience, one that is electronically unified across all care settings and patient connections.

Our platform is designed to connect care teams to the information they need, helping them coordinate consultations, accelerate next steps, and deliver better outcomes.

Expanding Access:

We empower our customers to transform the healthcare experience and better meet the needs of providers and patients by being wherever they are, regardless of the care modality required. We do this by using technology to remove distance barriers between patients and healthcare practitioners to address the lack of access to quality care that millions of patients experience. Through our solutions, services, and partnerships, we support health outcomes that rise above some of the challenges caused by the social determinants of health as we work to improve outcomes for all.

Our People

Talent Development and Engagement:

Our talented team members devote themselves to serving our mission. We do the same for them by creating programs that expand their capabilities, supporting their growth and development, promotibg their wellbeing, and encouraging them to speak up.

Total Rewards & Wellbeing:

We believe that best-in-class healthcare starts from within, and invest heavily in the total wellbeing of our employees. We offer competitive compensation packages and a robust suite of benefit and wellbeing programs to support each of our employees.

Social Responsibility:

Our communities, big and small, are an important part of our identity. We are enriching and giving back to our communities through our corporate social responsibility initiative, Amwell Cares. We do this through a variety of activities, as well as delivering pro bono healthcare services to communities affected by crisis and natural disasters. We work with our clients to extend our impact and employees are also provided a day to volunteer on their own each year.

Our Operations

Cybersecurity and Data Privacy:

As an integral member of the healthcare ecosystem, trust is an imperative. We build that trust by prioritizing the safety and security of all data and personal health information.

Our cybersecurity program is designed to align with industry best practices and provide a framework for handling cybersecurity threats and incidents, including threats and incidents associated with third-party service providers.

Our security-focused culture is reinforced by ongoing mandatory training and awareness-building activities.

Compliance and Ethics:

Our business sits at the intersection of technology and healthcare, which means that compliance and ethics are paramount to our credibility. Our organization has significant people, controls, and processes in place to maintain compliance and support integrity at every turn.

Environmental Impact:

Beyond the proliferation of our solutions, we are integrating environmentally sensitive practices within our own operations. One of these opportunities has been our adoption of a virtual-first workplace and a corresponding material reduction in our leased office space globally, with our greenhouse gas emissions (GHG) inventory, capturing our combined Scope 1 and 2 GHG emissions, at 97 metric tons of Co2e. We are continually monitoring ways we can further reduce our overall environmental impact.

Stockholder Engagement

The Board believes that directly engaging with stockholders is a critical process for receiving and understanding feedback on subjects that matter most to them. As a proactive measure, and in accordance with best practices in corporate governance, we regularly conduct stockholder engagement “listening calls.”

Early in 2025,we contacted our top 15 stockholders, representing 40% of the Company’s outstanding shares. We invited them to share their feedback regarding our executive compensation programs and to discuss corporate responsibility, corporate governance and other topics.

We held calls with 4 stockholders representing approximately 24% of our outstanding shares. We received responses from three other stockholders that they did not seek to engage at this time. We did not receive replies from the remainder of the stockholders we contacted.

Our CFO/COO, Head of Investor Relations and General Counsel conducted these conversations on behalf of the Company. The feedback received was then shared and discussed with the full Board.

Incorporating Feedback from Stockholders

During these discussions, we received valuable commentary and insights. As shown below, we have made changes in response to the feedback we received.

What We Heard	How We Responded
Continue to articulate Amwell’s approach to Board evolution, refreshment and diversity, and appointing directors with relevant experience and skills. Consider a lead independent director.

The Company maintains a strong focus on ensuring we have effective oversight for our business, including annually reviewing the structure and composition of our Board. The Nominating and Corporate Governance Committee’s goal is to ensure a wide range of experience, qualifications, attributes and skills are represented on our Board. The Board also maintains an ongoing commitment to director refreshment to provide the Company with thoughtful and engaging oversight of our business. In 2024, we demonstrated significant dedication to this philosophy as we recruited and appointed a new director, Ricky Goldwasser, who replaced retiring long time board member Deval Patrick. We updated our board skills matrix accordingly to memorialize Ms. Goldwasser’s strategic, financial and capital markets expertise to the group.

Continue to explain Amwell’s executive stock based compensation philosophy and discuss our philosophy on share plan usage, including the need to seek shareholder approval for additional plan shares.

Amwell has reduced the number of executives at the company in order to become efficient from an operational and cost standpoint. These changes have the added benefit of reducing the Company’s usage of its existing equity pool. Amwell is proud of this stewardship and that it has not asked shareholders to approve an increase in its equity pool since going public in 2020.

Amwell’s compensation philosophy is rooted around retaining the core executive leadership team needs to manage the business while also aligning executive and shareholder interests. Due to the declines in Amwell’s stock price, the Company has been forced to utilize time based restricted stock units in recent years to ensure that Amwell’s equity has retentive value. Upon future stabilization of our stock price, the Board is committed to re-instituting performance based stock units, with vesting tied to increases in stock price.

Dual class capital structures with unequal voting rights disenfranchise certain stockholders and can lead to disregard for stockholder interests.

Many companies have a dual class structure, and we believe this structure insulates the company from short-term pressure and allows us to make strategic long-term decisions that are in our best interest. One example is our multi-year re-platforming efforts and the launch of Converge, our industry leading telehealth platform which we believe is one of our key differentiators going forward. Please note that there is a sunset provision on our dual class capital structure in place such that it terminates in 2027.

Governance

Our company was founded by industry veterans, and their passion, energy and expertise have contributed to our success as a leading digital care delivery enablement platform in the United States and globally, connecting and enabling providers, insurers, patients, and innovators to deliver greater access to more affordable, higher quality care.

Our management team is governed by our Board, which works alongside them to determine our business strategy, ensure the sustainable growth of the company, and oversee our enterprise risks and opportunities and corporate responsibility initiatives. Our Board consists of nine directors, of whom 22% are women, 78% are independent and 33% are military veterans. Our Board brings a plethora of perspectives, experience and backgrounds to their role of monitoring and advising management.

Board of Directors and Committees

Our Board may establish the authorized number of directors from time to time by resolution, subject to a minimum of five directors and a maximum of thirteen directors. There are no contractual obligations regarding the election of our directors. Each of our current directors will continue to serve until the election and qualification of his or her successor, or his or her earlier death, resignation or removal.

Our directors are divided into three classes of directors, with the classes as nearly equal in number as possible. Each of our directors identified below serves in the class indicated. Subject to any earlier resignation or removal in accordance with the terms of our amended and restated certificate of incorporation and amended and restated bylaws, our Class II directors, if elected at the Annual Meeting, will serve until the 2028 annual meeting of stockholders, our Class III directors will serve until the 2026 annual meeting of stockholders and our Class I directors will serve until the 2027 annual meeting of stockholders. Any additional directorships resulting from an increase in the number of directors will be apportioned by the Board among the three classes.

Below is a list of the names, ages as of March 31, 2025 and classification of the individuals who currently serve as our directors.

Name	Class	Age	Position	Director Since
Ido Schoenberg, MD	III	60	Chairman, Chief Executive Officer	2006
Roy Schoenberg, MD, MPH	III	57	Executive Vice Chairman, Director	2006
Dr. Peter Slavin	III	67	Director	2016
Derek Ross	I	53	Director	2018
Stephen Schlegel	II	62	Director	2019
Dr. Delos (Toby) Cosgrove	II	84	Director	2019
Deborah Jackson	I	73	Director	2020
Rob Webb	I	55	Director	2022
Rivka Goldwasser	II	55	Director	2024

Director Biographies

Information concerning our directors is set forth below. The biographical description of each director includes the specific experience, qualifications, attributes and skills that led to the Board’s conclusion at the time of filing of this Proxy Statement that each person listed below should serve as a director.

Director Nominees (Class II Directors)

Stephen Schlegel, Director

From August 2005 to his early retirement in February 2021, Mr. Schlegel has served as Vice President, Corporate Development at Anthem, Inc., a leading health benefits company. In this capacity, Mr. Schlegel was responsible for leading the company’s corporate development activities, managing mergers and acquisitions and corporate negotiations. He previously served from 1998 to 2005 as Vice President, Corporate Development and Strategy at Sprint. Mr. Schlegel served on the Board of Directors of Orion Acquisition Corp, a publicly traded company, from 2022 to 2023. Mr. Schlegel holds a BA in accounting from Loras College and an MBA from the University of Chicago Booth School of Business. We believe that Mr. Schlegel’s extensive experience in the healthcare space, background in corporate development and leadership skills make him a valuable addition to our Board of Directors.

Dr. Delos (Toby) Cosgrove, Director

Dr. Cosgrove is the former CEO and President of the Cleveland Clinic. Serving from 2004 through 2017, he led the $8 billion organization to new heights of achievement and efficiency, seeing it ranked the #2 hospital in America (U.S. News). He currently serves as Executive Advisor to Cleveland Clinic, working with the Cleveland Clinic leadership on strategies for national and international growth. As CEO from 2004 to 2017, he reorganized services, improved outcomes and patient experience, and strengthened the organization’s finances. Dr. Cosgrove holds a BA from Williams College and an MD from the University of Virginia School of Medicine. Dr. Cosgrove joined the Cleveland Clinic in 1975 and chaired the Department of Thoracic and Cardiovascular Surgery from 1989 to 2004. He performed over 22,000 operations and earned an international reputation in valve repair. Dr. Cosgrove serves in a board role for Hims & Hers, Inc. and SIM Acquisition Corp., both publicly traded companies, as well as board roles in other non-public companies. He holds 30 patents for medical innovations. He trained at Massachusetts General Hospital and Brook General Hospital in London. In 1967, he was a surgeon in the U.S. Air Force, earning a Bronze Star. Dr. Cosgrove is a member of the National Academy of Medicine, and a Fellow of the National Academy of Inventors. In 2016, he was a Fortune Businessperson of the Year (No 14.) Three successive presidents of the United States have consulted him on healthcare issues. We believe that Dr. Cosgrove’s extensive experience in the healthcare space, background in health systems and public policy and leadership skills make him a valuable addition to our Board of Directors.

Rivka Goldwasser

Ms. Goldwasser is an experienced financial executive with over 20 years of experience advising healthcare organizations and institutional investors. She spent 15 years at Morgan Stanley where she was a managing director, head of U.S. Healthcare Services & Technology Research and most recently Investment Banking groups, and was formally co-head of U.S. Healthcare Research at UBS where she covered healthcare services, diagnostics, and generic companies. Ms. Goldwasser received her bachelor’s degree in Economics and Political Science from Tel Aviv University and her MBA from the Kellogg School of Management at Northwestern University. Throughout her career, she has led many successful initial public offerings, including Amwell, and has a passion for helping companies navigate the complexities of public market dynamics. She was recognized by Institutional Investor Magazine as a top-ranked research analyst for 18 years. We believe that Ms. Goldwasser’s extensive experience in the health technology space, financial and leadership skills make her a valuable part of our Board of Directors.

Directors with Terms Expiring in 2026 (Class III Directors)

Ido Schoenberg, Chairman, co-Chief Executive Officer

Since 2007, Dr. Ido Schoenberg has served as the Chairman and co-CEO of Amwell, becoming the sole CEO in June of 2024. He currently oversees the business operations of Amwell. In 1996, together with Phyllis Gotlib, he co-founded iMDSoft, a provider of enterprise software that automates hospital critical care units. He grew the company into a market leader with a large multi-national installed base in the United States, Europe and East Asia. In 2001, Dr. Ido Schoenberg joined CareKey, Inc. as Chief Executive Officer and took the company through its acquisition by the TriZetto group. Dr. Ido Schoenberg served as TriZetto’s Chief Business Strategy Officer until his departure in the summer of 2006. Dr. Ido Schoenberg previously served as the chairman of iMDSoft’s scientific advisory board. Dr. Ido Schoenberg holds an MD from the Sackler School of Medicine. We believe that Dr. Ido Schoenberg’s extensive experience in the healthcare space, prior track record as a successful entrepreneur and leadership skills make him a valuable addition to our Board of Directors.

Roy Schoenberg

In June 2024 Dr. Roy Schoenberg took on the role of Executive Vice Chairman of the Board of Directors. Dr. Roy Schoenberg served as President and co-CEO of Amwell from inception to June 2024. Dr. Roy Schoenberg is the inventor of the American Well® concept. Dr. Roy Schoenberg was previously the founder of CareKey, Inc., a software vendor offering electronic health management systems. Dr. Roy Schoenberg led CareKey through product development, market introduction, and the adoption of its solutions. Dr. Roy Schoenberg continued to serve as Senior Vice President and Chief Internet Solutions Officer at TriZetto, following its acquisition of CareKey in December 2005. In 2013, Dr. Roy Schoenberg was appointed to the Federation of State Medical Boards’ task force delivering landmark guidelines for the “Appropriate Use of Telehealth in Medical Practice.” Dr. Roy Schoenberg is the author of numerous publications, talks, and books in the area of medical informatics, many of which he published during his work at the Center for Clinical Computing at Harvard’s Beth Israel Deaconess Hospital, where he was a Fellow in Clinical Informatics from 1998 to 2001. Dr. Roy Schoenberg holds an MD from the Hebrew University Medical School and an MPH in Healthcare Management from Harvard University. We believe that Dr. Roy Schoenberg’s extensive experience in the healthcare space, prior track record as a successful entrepreneur and leadership skills make him a valuable addition to our Board of Directors.

Dr. Peter Slavin, Director

Peter L. Slavin, MD has a long history of leadership roles in academic medicine and has recently transitioned to pursue his interests in healthcare investment, advising, and consulting. As of October 1, 2024, he was appointed President and CEO of Cedars-Sinai Medical Center and Health System in Los Angeles, CA. In 2022, he joined Advent International (a global private equity firm that invests in healthcare) as an Operating Partner. For the last 6 years, he has served on the board of Amwell. In 2022, he joined the board of Point32Health, a large non-profit health insurer in New England. He is a senior advisor and advisory board member at Arsenal Capital Partners (a New York based private equity firm). Dr. Slavin served as the President of Massachusetts General Hospital from January 2003 until September 2021. From 1999-2002, he served as Chairman and Chief Executive Officer of the Massachusetts General Physicians Organization, which included over 1,700 physicians and employed nearly 1,000 of them. From 1997 to 1999, Dr. Slavin served as President of Barnes-Jewish Hospital in St. Louis, Missouri. Before that, he did his training in Internal Medicine at Massachusetts General Hospital from 1984 to 1987 and was Senior Vice President and Chief Medical Officer from 1994 to 1997. Dr. Slavin graduated from Harvard College in 1979, Harvard Medical School in 1984, and Harvard Business School in 1990. Dr. Slavin teaches health care management at Harvard Medical School where he is a Professor of Health Care Policy. He chaired the boards of the Association of American Medical Colleges and the Massachusetts Hospital Association. He is the recipient of the Harold Amos Faculty Diversity Award from Harvard Medical School, and the Dr. Jim O’Connell Award from Boston Healthcare for the Homeless. He is also a member of the National Academy of Medicine and the American Academy of Arts and Sciences. We believe that Dr. Slavin’s extensive experience in the healthcare space, his understanding of health systems and leadership skills make him a valuable addition to our Board of Directors.

Directors with Terms Expiring in 2027 (Class I Directors)

Derek Ross

Mr. Ross is an accomplished healthcare executive with 25+ years of healthcare and financial experience. During his 21-year career at Philips, he held senior leadership roles within several of Philips’ healthcare hardware, software, and services businesses. He most recently was the Leader for the Aging and Caregiving, Senior Living businesses. Before that position, he led the Global Population Health Management business group. Mr. Ross also, during his tenure, led the finance organizations for Philips’s Healthcare Informatics and Population Health Management business groups. Mr. Ross holds a BA in Business Studies from Babson College and an MBA from the F.W. Olin Graduate School of Business at Babson College. We believe that Mr. Ross’s extensive experience in the health technology space and leadership skills make him a valuable part of our Board of Directors.

Deborah Jackson

From 2011 to 2023, Ms. Jackson served as the President of Cambridge College. From 2002 to 2011, Ms. Jackson served as the CEO of the American Red Cross of Eastern Massachusetts. Prior to that, she was Vice President of the Boston Foundation and Senior Vice President at Boston Children’s Hospital. She spent a decade early in her career at one of the country’s leading research and consulting firms, Abt Associates, where she served as the Deputy Director of its Healthcare and Income Security Group. Throughout her career, Ms. Jackson has served on numerous boards and commissions including serving on the Mayor’s Task Force on Healthcare Disparities as Co-Chair, the Group Insurance Commission of the Commonwealth of Massachusetts, the Board of Directors of Harvard Pilgrim Health Care, and the National Association of Corporate Directors. She currently serves as the Lead Director of Eastern Bankshares, Inc., a publicly traded company, and is a board member of the Eastern Bank Charitable Foundation and serves on the board of John Hancock Investments and the Massachusetts Women’s Forum. Ms. Jackson holds a BA from Northeastern University and a Masters in City Planning from the Massachusetts Institute of Technology. She is the recipient of honorary doctorate degrees from Curry College and Merrimack Valley College. We believe that Ms. Jackson’s extensive experience in the healthcare space and leadership skills make her a valuable addition to our Board of Directors.

Rob Webb

Rob Webb is an experienced health care executive, board member, and advocate for innovation in established industries. With a distinguished 19-year tenure at UnitedHealth Group, Rob held several key executive positions, including ten years as the CEO of Optum’s consumer and specialty network businesses, and nine years as the president of UHG Ventures. He currently leads Onward Enterprises, an investment and advisory firm dedicated to fostering innovation in health care and beyond. In addition to the Amwell board, Mr. Webb serves in a board role for Ardent Health Partners, Inc., a publicly traded company, Delmec Ireland, and The Kellogg School Health Care Advisory Board. He has held board roles for dynamic, high-growth health care companies, including Symphonix Health, Sanvello, Naviguard, Bind Insurance (now Surest), Level2 and others. Rob received his bachelor’s degree in mechanical engineering from the University of Minnesota, and his MBA in finance from the Kellogg School of Management at Northwestern University. We believe that Mr. Webb’s extensive experience in the healthcare space and leadership skills make him a valuable addition to our Board of Directors.

Board Skills Matrix

Our Board believes that it should be a body with a mix of viewpoints, skills, and experience in order to ensure effective oversight of our business. As such, our Nominating and Corporate Governance Committee and our Board as a whole are focused on ensuring that a wide range of experience, qualifications, attributes, skills, and perspectives are represented on our Board.

The Board believes that each director has valuable individual competencies and backgrounds that, taken together, provide the tools necessary to offer thoughtful and engaging oversight of our business. As indicated in the directors’ biographies, our directors have exhibited significant leadership skills and extensive experience in fields which the Board believes provides valuable knowledge regarding critical elements of our business. Specifically, 87% of our Directors have extensive operational expertise in the healthcare sector and strategy & M&A; three members of the Audit Committee are “Audit Committee Financial Experts” per SEC rules; and half of our directors are experts in corporate governance and fiduciary duties as evidenced by past and present participation on the Board of Directors of other entities.

The following matrix identifies the primary experience, qualifications, attributes and skills of each of our directors. This matrix does not encompass all the experience, qualifications, attributes or skills of our directors, and the fact that a particular experience, qualification, attribute or skill is not listed does not mean that a director does not possess it.

Director Experiences, Qualifications, Attributes & Skills	Ido Schoenberg, MD	Roy Schoenberg, MD, MPH	Dr. Peter Slavin	Derek Ross	Stephen Schlegel	Dr. Delos (Toby) Cosgrove	Deborah Jackson	Rob Webb	Rivka Goldwasser
Healthcare and Medical Operational Expertise	X	X	X	X	X	X	X	X	X
Academics and Research			X			X	X
Corporate Governance		X	X			X	X	X
Technology & Cybersecurity		X		X
Accounting and Financial Reporting				X	X			X	X
Government and Veteran’s Affairs	X	X				X
Regulatory and Compliance						X
Strategy and M&A	X	X	X	X	X	X	X	X	X
Independence			X	X	X	X	X	X	X

Director Independence

Under the NYSE listing standards, no director qualifies as “independent” unless the Board affirmatively determines that the director has “no material relationship” with the listed company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the company.

Our Board has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, our Board has determined that Stephen Schlegel, Dr. Peter Slavin, Derek Ross, Dr. Toby Cosgrove, Rob Webb, Deborah Jackson and Rivka Goldwasser do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under applicable NYSE rules. In addition, our Board determined that Deval Patrick, who served as a director until he resigned as of the date of our 2024 annual meeting, did not have any relationship that interfered with his exercise of independent judgment in carrying out the responsibilities of a director and that he was “independent” as that term is defined under applicable NYSE rules. In making these determinations, our Board considered the current and prior relationships that each non-employee director has with the Company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related Person Transactions.”

Relationships

Drs. Ido and Roy Schoenberg are siblings, and Dr. Ido Schoenberg and Phyllis Gotlib are married to each other.

Board Leadership Structure

Dr. Ido Schoenberg serves as both the Chairman of our Board and Chief Executive Officer. We do not have a lead independent director. Our Board believes that the current board leadership structure, coupled with a strong emphasis on board independence (with all directors other than Drs. Ido and Roy Schoenberg being independent under NYSE rules), provides effective independent oversight of management and risk management processes while allowing our Board and management to benefit from Dr. Ido Schoenberg’s extensive executive leadership and operational experience.

Our Board has concluded that our current leadership structure is appropriate at this time. However, our Board will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.

Attendance at Board and Annual Meetings

During 2024, our Board had 10 meetings, our Audit Committee had 6 meetings, our Compensation Committee had 6 meetings, and our Nominating and Corporate Governance Committee had 2 meetings. In addition to regularly scheduled and special meetings, the Board and its committees routinely hold informal discussions and perform certain actions by written consent. Each director attended at least 75% of the aggregate of (i) the total number of meetings of our Board held during the period for which he or she served as a director and (ii) the total number of meetings held by all committees of our Board on which such director served (held during the period of such director’s committee service). Our non-employee directors, all of whom are independent directors, meet in regularly scheduled executive session, typically after a scheduled Board meeting. Our Board has not formally selected a director to preside over either our executive sessions of non-employee and independent directors. Instead, the participating directors designate a presiding director for the session.

Although we do not have a formal policy regarding attendance by members of our Board at annual meetings of stockholders, we encourage our directors to attend such meetings. All of our directors attended our 2024 annual meeting of stockholders.

Board Committees

Our Board has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which have the composition and responsibilities described below. Our Board may establish other committees to facilitate the management of our business. Copies of the charters of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are available via our investor relations website (investors.amwell.com/governance/governance-documents/default.aspx). Members serve on these committees until their resignation or until otherwise determined by our Board.

The following table sets forth the standing committees of our Board and the members of each such committee as of the date of this Proxy Statement:

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Dr. Peter Slavin	—	Member	Member
Derek Ross	Member	—	—
Stephen Schlegel	Chair	Chair	Member
Dr. Delos (Toby) Cosgrove	—	—	Member
Deborah Jackson	—	—	Member
Rob Webb	Member	—	—
Rivka Goldwasser	Member	—	Chair

Audit Committee

The Board has determined that all Audit Committee members meet the requirements for independence under the current NYSE listing standards and satisfy the “independence” requirements set forth in Rule 10A-3 under the Exchange Act. Each member of our Audit Committee is financially literate. In addition, our Board has determined that each of Derek Ross, Rivka Goldwasser and Rob Webb is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act. This designation does not impose on our audit committee financial expert any duties, obligations or liabilities that are greater than are generally imposed on members of our Audit Committee and our Board. Our Audit Committee is directly responsible for, among other things:

•
selecting a firm to serve as the independent registered public accounting firm to audit our financial statements;

•
ensuring the independence of the independent registered public accounting firm;
•
discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and that firm, our interim and year-end operating results;
•
establishing procedures for employees to anonymously submit concerns about questionable accounting or audit matters;
•
considering the adequacy of our internal controls and internal audit function;
•
reviewing material related party transactions or those that require disclosure; and
•
approving or, as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.

Compensation Committee

Each member of this committee is a non-employee director, as defined by Rule 16b-3 promulgated under the Exchange Act, and meets the requirements for independence under the current NYSE listing standards and SEC rules and regulations. Our Compensation Committee is responsible for, among other things:

•
reviewing and approving, or recommending that our Board approve, the compensation of our executive officers;
•
reviewing and recommending to our Board the compensation of our directors;
•
administering our stock and equity incentive plans;
•
reviewing and approving, or making recommendations to our Board with respect to, incentive compensation and equity plans;
•
reviewing our overall compensation philosophy;
•
in consultation with our co-Chief Executive Officers, periodically reviewing our management succession planning;
•
approving this Compensation Discussion and Analysis report on executive compensation; and
•
overseeing the administration of, and as appropriate, the enforcement of our clawback policy.

The Compensation Committee may delegate any of its responsibilities to subcommittees or the chair of the Committee and has delegated to our Chief Executive Officer the authority to make grants of equity awards to individuals who are not subject to Section 16 of the Exchange Act, pursuant to its Delegation Policy.

For a description of the role of our executive officers and independent compensation consultant in determining or recommending the amount or form of executive and director compensation, see “Director Compensation” and “Compensation Discussion and Analysis.”

Nominating and Governance Committee

Our nominating and corporate governance committee consists solely of independent members. Our nominating and governance committee is responsible for, among other things:

•
identifying and recommending candidates for membership on our Board;
•
reviewing and recommending our Corporate Governance Guidelines and policies;
•
overseeing ESG initiatives;
•
reviewing proposed waivers of the code of conduct for directors and executive officers;
•
overseeing the process of evaluating the performance of our Board;
•
evaluating director compensation; and
•
assisting our Board on corporate governance matters.

Role of the Board in Risk Oversight

One of the key functions of our Board is informed oversight of our risk management process. Such risks include, among others, strategic, financial, business and operational, cybersecurity, legal and regulatory compliance, and reputational risks. Our Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through its standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure. Our Audit Committee is responsible for reviewing and discussing our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies with respect to risk assessment and risk management. In addition to oversight of the performance of our external auditors, our Audit Committee also monitors compliance with legal and regulatory requirements, cybersecurity and reviews related party transactions. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs have the potential to encourage excessive risk-taking. Our Nominating and Corporate Governance Committee monitors the effectiveness of our Corporate Governance Guidelines. Each committee regularly provides updates and reports to the Board.

Hedging Policy

Transactions in derivative securities may reflect a short-term and speculative interest in our securities and may create the appearance of impropriety. Trading in derivatives may also focus attention on short-term performance at the expense of our long-term objectives. Therefore, our Insider Trading Policy prohibits our directors, officers and employees from engaging in transactions to hedge ownership of our common stock, including publicly traded options, such as puts and calls, and other derivative securities with respect to our Class A common stock. Stock options, stock appreciation rights and other securities issued pursuant to our benefit plans or other compensatory arrangements with us are not subject to this prohibition.

Insider Trading Policy

We maintain insider trading policies and procedures governing the purchase, sale and/or other dispositions of our securities by directors, officers and employees that we believe are reasonably designed to promote compliance with insider trading laws, rules and regulations, as well as applicable stock exchange listing standards. A copy of our insider trading policy was filed as exhibit 19.1 to our Annual Report on Form 10-K. In addition, it is our policy to comply with applicable securities and state laws, including insider trading laws, when engaging in transactions in our securities.

Director Nomination Process

Our Nominating and Corporate Governance Committee uses a variety of methods for identifying and evaluating potential director candidates. In its evaluation of such candidates, including the current directors eligible for re-election, our Nominating and Corporate Governance Committee will consider the current size of our Board, the expertise of our current directors and the needs of our business going forward.

Some of the qualifications that our Nominating and Corporate Governance Committee considers include, without limitation, experience of particular relevance to us and the Board, accomplishments, superior credentials, independence, area of expertise, diverse backgrounds, and the highest ethical and moral standards. In determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board and the Company.

Although our Board does not maintain a formal policy with respect to diversity, our Board believes that it should be a diverse body, both in terms of background and experience, and is committed to increasing diversity on the Board as director turnover occurs from time to time As such, our Nominating and Corporate Governance Committee expressly takes diversity into consideration as part of the overall director selection and nomination processes and makes the identification of such candidates a search criterion. In the future, our Nominating may consider engaging a search consultant to help identify and recruit diverse candidates. Our Board believes the unique perspectives provided by diverse candidates will provide valuable guidance for the Company’s decision making going forward.

After completing its review and evaluation of director candidates, our Nominating and Corporate Governance Committee recommends to our full Board the director nominees for selection. Our Nominating and Corporate Governance Committee will consider candidates for director recommended by stockholders of the Company who are stockholders of record at the time of the submission of the director recommendation and on the record date for the determination of stockholders entitled to vote at the annual meeting. The Nominating and Corporate Governance committee will evaluate such recommendations in accordance with the regular director nominee criteria described above. This process is designed to ensure that our Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. A stockholder that wants to recommend a candidate for election to our Board should direct the recommendation in writing to the Company, attention of the Head of Legal at American Well Corporation, 75 State Street., 26th Floor, Boston, MA 02109. The recommendation must include the candidate’s name, age, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and the Company and evidence of the recommending stockholder’s ownership of our capital stock. Such a recommendation must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for membership on our Board. Nominations for directors must comply with our bylaws, including the deadlines and information requirements.

Communications with Our Board

Our Board has adopted a formal process by which stockholders and other interested parties may communicate with our Board, our independent directors as a group or any of our directors. Stockholders and other interested parties may send written communications addressed to our Head of Legal at American Well Corporation, 75 State Street, 26th Floor, Boston, MA 02109. Each communication will be reviewed by our Head of Legal to determine whether it is appropriate for presentation to our Board or the applicable director(s). The purpose of this screening is to allow our Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations, and product inquiries).

Controlled Company

We are a “controlled company” within the meaning of the corporate governance standards of the New York Stock Exchange (“NYSE”). Under these rules, a listed company for which more than 50% of the voting power is held by an individual, group, or another company is a “controlled company.” Drs. Ido and Roy Schoenberg hold 51% of the total combined voting power of our outstanding common stock. As a result, we qualify for exemption from certain independence requirements, including the requirement that we have a Board composed of a majority of independent directors, and a Compensation Committee and a Nominating and Corporate Governance Committee be composed entirely of independent directors. However, we do not rely on these exemptions and a majority of our directors are independent and all of the committees of our Board are completely independent.

DIRECTOR COMPENSATION

Non-Employee Director Compensation Policy

All of our non-employee directors are eligible to receive compensation for their service on our Board. Board members who are also our employees are not paid any additional compensation for their service on our Board.

The Board’s non-employee director compensation policy is designed to provide a total compensation package that enables us to attract and retain, on a long-term basis, high-caliber non-employee directors. The Board may amend, modify or terminate the policy at any time. The policy is reviewed annually by the Compensation Committee and the full Board with reference to the policies of each of the members of a peer group of similar companies selected by the Compensation Committee in consultation with Aon’s Human Capital Solutions practice, a division of Aon plc (“Aon”), its independent compensation consultant.

The compensation for services is based on the director compensation policy, under which our non-employee directors are eligible to receive annual cash retainers and restricted stock unit (“RSU”) grants, as follows: (i) annual cash retainer of $75,000, paid in quarterly installments in arrears, (ii) an initial RSU grant with a fair market value of $400,000 to be made in connection with the director’s appointment to the Board (“Initial RSUs”), which vests in equal annual installments over three years, and (iii) an annual RSU grant with a fair market value of $200,000 to be made in connection with our annual meeting of stockholders (“Annual RSUs”), which vests on the earlier of:

(A) the day immediately preceding the date of our first annual meeting of stockholders following the date of grant; or

(B) the first anniversary of the date of grant.

The value of Initial RSUs and Annual RSUs is determined using the closing price of the Company’s Class A common stock on the NYSE on the date of the award. The Board has reserved discretion under the policy to grant all or a portion of the foregoing equity awards in any combination of equity-based awards available for grant under the 2020 Equity Plan or any other applicable equity incentive plan maintained by the Company at the time of grant.

In addition, non-employee directors receive an additional annual cash retainer of $5,000, paid annually in advance for each director who serves as the chairman of one of the Board’s committees.

Non-Employee Director Compensation

The following table sets forth information concerning the compensation earned by each of our non-employee directors during the fiscal year ended December 31, 2024.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Stephen Schlegel	$80,000	$214,241	$294,241
Deval Patrick(2)	$53,571	$—	$53,571
Derek Ross	$75,000	$214,241	$289,241
Peter Slavin	$85,000	$214,241	$299,241
Delos Cosgrove	$75,000	$214,241	$289,241
Deborah Jackson	$75,000	$214,241	$289,241
Rob Webb	$75,000	$214,241	$289,241
Rivka Goldwasser(3)	$22,459	$561,769	$584,228

(1) Represents the aggregate grant date fair value of RSUs that were granted during the year referenced, computed in accordance with FASB ASC Topic 718. The assumptions used in calculating the grant date fair value of the RSU awards are described in Note 13 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024, which was filed with the SEC on February 12, 2025. The table below shows the number of option awards (all of which are fully-vested) and unvested stock awards that were outstanding and held by each of our non-employee directors as of December 31, 2024.

Name	Stock Options (#)	Unvested Stock Awards (#)
Stephen Schlegel	—	27,188
Deval Patrick	8,085	—
Derek Ross	—	27,188
Peter Slavin	15,100	27,188
Delos Cosgrove	13,200	27,188
Deborah Jackson	—	27,188
Rob Webb	—	27,188
Rivka Goldwasser	—	69,987

(2) Mr. Patrick resigned from the Board effective June 18, 2024, the date of the Company’s annual meeting of stockholders.

(3) Ms. Goldwasser was appointed to the Board on June 13, 2024.

Non-Employee Director Stock Ownership Guidelines

We implemented stock ownership guidelines as we believe stock ownership is an important tool to strengthen the alignment of interests among our executive officers, non-employee directors and our stockholders. Each non-employee director is required to hold Company stock with a value equal to five (5) times his/her annual cash retainer. Each non-employee director will have five (5) years from the date of the adoption of these guidelines or their subsequent initial appointment to the Board to comply with the guidelines. After the initial five-year phase-in period, compliance with the ownership guideline will be measured on December 31 of each year. For purposes of measuring compliance with these guidelines, time-based restricted stock units (whether or not vested) and Company stock owned directly, or beneficially owned by the non-employee director or the non-employee director’s family members, will count toward the non-employee director’s stock holdings. Unexercised stock options, including vested in-the-money options, and performance-based restricted stock/restricted stock units that are unearned (i.e., performance-based awards for which the applicable performance conditions have not been satisfied) are not counted for purposes of compliance.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Policy Concerning Related Person Transactions

Our Board has adopted a written policy, which we refer to as the related person transaction approval policy, for the review of any transaction, arrangement or relationship in which we are a participant, if the amount involved exceeds $120,000 and one of our executive officers, directors, director nominees or beneficial holders of more than 5% of our total equity (or his or her immediate family members), each of whom we refer to as a related person, has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a related person transaction, the related person must report the proposed related person transaction to the chairman of our Audit Committee. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Audit Committee. In approving or rejecting such proposed transactions, the Audit Committee will be required to consider relevant facts and circumstances. The Audit Committee will approve only those transactions that, in light of known circumstances, are deemed to be in our best interests. In the event that any member of the Audit Committee is not a disinterested person with respect to the related person transaction under review, that member will be excluded from the review and approval or rejection of such related person transaction; provided, however, that such Audit Committee member may be counted in determining the presence of a quorum at the meeting of the Audit Committee at which such transaction is considered. If we become aware of an existing related person transaction which has not been approved under the policy, the matter will be referred to the Audit Committee. The Audit Committee will evaluate all options available, including ratification, revision or termination of such transaction. In the event that management determines that it is impractical or undesirable to wait until a meeting of the Audit Committee to consummate a related person transaction, the chairman of the Audit Committee may approve such transaction in accordance with the related person transaction approval policy. Any such approval must be reported to the Audit Committee at its next regularly scheduled meeting.

We describe below transactions and series of similar transactions, during our last fiscal year or currently proposed, to which we were a party or will be a party, in which:

•
the amounts involved exceeded or will exceed $120,000; and
•
any of our directors, executive officers or beneficial holders of more than 5% of any class of our capital stock had or will have a direct or indirect material interest.

Other than as described herein, since January 1, 2023, there have not been, nor are there any currently proposed, transactions or series of similar transactions meeting these criteria to which we have been or will be a party other than compensation arrangements, which are described where required under “Directors Compensation” and “Compensation Discussion and Analysis”.

Provision of Telehealth Services

We contract with and provide telehealth services to certain affiliated parties, including Cleveland Clinic. For additional information, see Note 16 to our audited consolidated financial statements included in our Annual Report on Form 10-K.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. These agreements provide that the Company shall hold harmless and indemnify each indemnitee against all expenses and losses actually and reasonably incurred by him or her by reason of the fact that he or she is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in each case, to the fullest extent permitted under the DGCL.

Transactions with Others

Dr. Ido Schoenberg’s son, Dan Wahrhaft, is employed with the Company as Vice President, Sales & Account Management. Mr. Wahrhaft received aggregate compensation, inclusive of his base salary, bonus, equity awards granted and Company contribution under the Company’s defined contribution retirement plan, of $209,152 for his employment in the year ended December 31, 2024.

EXECUTIVE OFFICERS

The following table sets forth certain information about our executive officers and their respective ages as of March 31, 2025. Officers are elected by the Board to hold office until their successors are appointed and qualified.

Name	Age	Position
Ido Schoenberg, MD	60	Chairman, Chief Executive Officer
Roy Schoenberg, MD, MPH	57	Executive Vice Chairman
Phyllis Gotlib	68	President, International
Mark Hirschhorn	60	Chief Financial Officer and Chief Operating Officer
Dmitry (Dan) Zamansky	41	Chief Product & Technology Officer

For the biographies of Drs. Ido Schoenberg and Roy Schoenberg, see the section titled “Board of Directors and Corporate Governance—Continuing Directors.”

Phyllis Gotlib, President, American Well International

Since January 2018, Ms. Gotlib has led Amwell’s international operations. Prior to joining Amwell, Phyllis was Executive Partner at Flare Capital. She also served as co-founder and CEO of iMDsoft, a disruptive clinical information technology company that created innovative, market-leading solutions to streamline and optimize hospitals’ high-acuity care. Phyllis led iMDsoft from inception through its exponential international growth and ultimately to its acquisition by TPG Growth in 2012. Prior to iMDsoft, she founded PS Gluck, a lucrative diamond trade company which she managed for many years with her partner in the Israeli Diamond Exchange (IDE). After her departure from PS Gluck, Phyllis joined Tactic Capital Markets (TCM), a boutique investment firm, as a managing partner. At TCM, Phyllis began to focus on healthcare investments. In addition to her business ventures, Phyllis is an active philanthropist and social activist. She holds leadership roles on various not for profit organizations including Zahal Disabled Veterans Organization (ZDVO) and the Israel American Council (IAC). Phyllis works closely with Flare Capital’s entrepreneurs, providing deep healthcare technology insights and experience to support portfolio companies to become market leaders.

Mark Hirschhorn, Chief Financial Officer and Chief Operating Officer

Since October 2024, Mr. Hirschhorn has served as our Chief Financial Officer and in December 2024 he also took on the role of Chief Operating Officer. Prior to joining Amwell, Mr. Hirschhorn served as the CFO of TapestryHealth where he served as CEO and formerly on its Board of Directors. Prior to that, he spent seven years at Teladoc Health, contributing as CFO and COO, and helping to successfully grow the company while establishing virtual care as a trusted healthcare delivery arm. He also played a pivotal role in the growth and strategic repositioning of Talkspace as its president and COO. Mr. Hirschhorn has also held CFO positions at several companies across technology, telecommunications, and life sciences companies. Mr. Hirschhorn is on the Board of NextCare, one of the nation’s largest providers of urgent care. He holds a B.A and MBA from Rutgers University.

Dan Zamansky, Chief Product and Technology Officer

Since March 2025, Mr. Zamansky has served as our Chief Product and Technology Officer. Prior to joining Amwell, Mr. Zamansky served for eleven years in a number of leadership roles in product management, engineering and technology at Amazon. Mr. Zamansky founded and led AWS Health AI, Amazon’s cloud AI initiative in healthcare and life sciences, overseeing the effort to democratize access to cutting edge AI technology to healthcare customers via Amazon Web Services.He also served as Head of Product for Amazon ElastiCache, a cloud in-memory data store, and as General Manager of core platform services at Amazon Advertising. Prior to Amazon, Mr. Zamansky held business and technical positions across healthcare and telecommunications industries.Mr. Zamansky holds an MBA specializing in Healthcare from UNC Chapel Hill, and a BSc in Electrical Engineering from the Technion, Israel Institute of Technology.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) discusses the principles and objectives underlying our policies and decisions with respect to the compensation of our named executive officers (“NEOs”), as well as other material factors relevant to an analysis of these policies and decisions regarding our 2024 executive compensation program. This CD&A is intended to be read in conjunction with the tables that immediately follow this section, which provide further compensation information for the following NEOs:

Name	Position
Ido Schoenberg, MD	Chairman, Chief Executive Officer (CEO)
Roy Schoenberg, MD, MPH (1)	Executive Vice Chairman, Former co-Chief Executive Officer
Phyllis Gotlib	President, International
Mark Hirschhorn (2)	Executive Vice President, Chief Financial Officer and Chief Operating Officer
Kurt Knight (3)	Former Chief Operating Officer
Robert Shepardson (4)	Former Chief Financial Officer
Kathy Weiler (5)	Former Executive Vice President, Chief Commercial and Growth Officer

(1)
Dr. Roy Schoenberg resigned from his role as President and co-CEO and transitioned to the role of Executive Vice Chairman of Amwell’s Board of Directors effective June 13, 2024.
(2)
Mr. Hirschhorn was appointed as Executive Vice President, Chief Financial Officer effective October 21, 2024, and then to his current position as Executive Vice President, Chief Financial Officer and Chief Operating Officer effective December 17, 2024.
(3)
Mr. Knight’s employment with the Company ended effective December 31, 2024.
(4)
Mr. Shepardson resigned from employment effective October 18, 2024.
(5)
Ms. Weiler’s employment with the Company ended effective December 31, 2024.

See “Compensation Program Components – Leadership Transitions Effective in 2024” for further information regarding our 2024 leadership transitions.

The primary objectives of our executive compensation program are to retain key executives, attract new talent and link compensation to achievement of business objectives. We believe our 2024 NEO compensation demonstrates the Company’s commitment to aligning executive pay with corporate performance. This CD&A provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program and each element of compensation provided. In addition, it explains how and why the Compensation Committee (for purposes of this Compensation Discussion and Analysis, the compensation tables and related information that follows and Proposal No. 3, the “Committee”) arrived at the specific compensation policies and decisions involving our NEOs in respect of 2024.

2024 Support for the Company’s Executive Compensation Program

We held our second advisory vote on executive compensation at our 2024 annual meeting of stockholders. Although this vote on compensation, known as the “say-on-pay” vote, is advisory and not binding on the company, the Committee and the Board value the opinions of stockholders and review the voting results in connection with their ongoing evaluation of our compensation philosophy and compensation decisions.

At our 2024 annual meeting of stockholders, we received the support of approximately 98% of the votes cast on our Say-on-Pay proposal. The Compensation Committee viewed the results of the 2024 Say-on-Pay vote as evidence that a substantial majority of stockholders are aligned with our executive compensation program. The Board and the Compensation Committee will continue to carefully consider the results of any Say-on-Pay vote in the future.

Compensation Philosophy and Objectives

Compensation Philosophy

The Committee believes that a well-designed compensation program should align the NEOs’ interests with Company growth and stockholder returns. Specifically, the Committee believes that the program should support and incentivize the executive team to ensure the Company’s achievement of its primary business goals and allow the Company to attract and retain executives whose talents, expertise, leadership and contributions are expected to build and sustain growth in long-term stockholder value. As a result, we maintain a strong pay-for-performance orientation in our compensation program.

To achieve these objectives, the Committee regularly reviews our compensation policies and overall program design to ensure that they are aligned with the interests of our stockholders and our business goals, and that the total compensation paid to our executives and directors is fair, reasonable and competitive for our size and stage of development.

Compensation Objectives

•
Pay for performance: Reward achievement of business objectives. Our mission is to connect and enable providers, insurers, patients and innovators to deliver and/or receive greater access to more affordable, higher quality care. We have developed a robust strategy to accomplish this mission.

The Committee has designed our executive compensation program to motivate our executive officers to achieve these business objectives by closely linking the value of the compensation they receive to our performance relative to these business objectives. Specific metrics are chosen by the Committee to incentivize performance that supports and advances our short- and long-term strategic and business objectives and the creation of stockholder value.

•
Align the interests of our executive officers and employees with those of our stockholders; Foster an ownership culture. Equity-based compensation constitutes a significant portion of our executive officers’ overall compensation. The Committee uses equity, when appropriate, as the vehicle for long-term incentive opportunities to incentivize and reward executive officers to (i) achieve multi-year strategic goals and (ii) deliver sustained long-term value to stockholders.

The Committee believes using equity for the long-term incentives creates strong alignment between the interests of executive officers and the interests of our stockholders because it gives executive officers and stockholders a common interest in stock price performance. Granting equity also fosters an ownership culture among executive officers by making them stockholders with a personal stake in Amwell’s growth and success.

•
Attract, retain and motivate talented individuals with market competitive compensation. Our people are vital to our success. In our industry, we face a competitive market for executive talent. We seek executive officers and managers who have substantial experience, expertise and capabilities. We have structured our compensation program to ensure we are able to attract and retain the talent necessary for us to achieve our business goals.

Compensation Program Governance

The Committee assesses the effectiveness of our executive compensation program from time to time and reviews risk mitigation and governance matters, which includes maintaining the following best practices:

What We Do
Pay for Performance	A material portion of total executive compensation is variable and at-risk.

Balance Short- and Long-Term Compensation	The allocation of incentives does not over-emphasize short-term performance at the expense of achieving long-term goals.

Independent Compensation Consultant	The Committee has engaged an independent compensation consultant to provide information and advice for use in all aspects of compensation-related decision-making.

Peer Data	We utilize a peer group of companies based on industry sector, revenue and market capitalization to reference for compensation decisions that is reviewed on an annual basis.

Cap on Incentive Awards	Our incentive plans have an upper limit on the amount that may be earned and paid.

Robust Stock Ownership and Retention Guidelines

Our executive officers and directors are required to maintain certain levels of stock ownership. We require, for those who have not met their minimum required ownership, that they hold (and not dispose of) a certain number of shares of our common stock acquired through equity awards.

Clawback Policy	We maintain a clawback policy designed to recoup incentive compensation paid to executive officers based on erroneously prepared financial statements.

What We Don’t Do
No Hedging of Company Securities	We prohibit employees and directors from engaging in hedging or short sale transactions in Company securities.

No Pledging of Company Securities	We prohibit employees and directors from pledging Company securities or placing them in a margin account.

No Excessive Perks	We do not provide large perquisites to executive officers.

No Excise Tax Gross-Ups	We do not provide excise tax gross-ups.

Compensation Determination Process

Role of the Compensation Committee

The Committee establishes, reviews and approves our compensation philosophy and objectives; determines the structure, components and other elements of executive compensation; and reviews and approves the compensation of the NEOs or, in the case of the CEO, recommends it for approval by the Board. The Committee structures the executive compensation program to accomplish its articulated compensation objectives in light of the compensation philosophy described above.

The Committee obtains input from executive officers regarding the Company’s annual operating plan, expected financial results, and related risks. Based on this information and with the assistance of the Committee’s independent compensation consultant, the Committee establishes the performance-based metrics and targets for the annual incentive plan. The Committee sets appropriate threshold and maximum levels of performance for the performance-based metrics for the annual incentive plan to motivate achievement among our executive officers without incentivizing excessive risk-taking.

Annually, the Committee reviews the elements of our executive compensation program to verify the alignment of the program with our business strategy and with the items that it believes drive the creation of stockholder value, and to determine whether any changes would be appropriate.

At the beginning of the fiscal year, the Committee evaluates achievement over the past calendar year relative to previously established and approved performance targets and examines whether it would be appropriate to apply discretion to the initial outcomes in order to take relevant factors into consideration. The Committee then determines the corresponding payouts earned under the performance-based annual incentive plan and for any PSUs.

With the recommendations of the CEO, the Committee approves the compensation for all the other executive officers. At the start of 2024, the Committee made recommendations to the full Board regarding the compensation of our co-CEOs. Following Dr. Roy Schoenberg’s transition in June 2024 to Executive Vice Chairman, the Committee makes recommendations to the full Board regarding the compensation of the CEO and the Executive Vice Chairman.

Role of the Independent Compensation Consultant

The Committee recognizes that there is value in procuring independent, objective expertise and counsel in connection with fulfilling its duties, and pursuant to its charter, the Committee has the authority to select and retain independent advisors and counsel to assist it with carrying out its duties and responsibilities. The Committee has exercised this authority to engage Aon as an independent compensation consultant, and the Company has provided appropriate funding to the Committee to do so.

The Committee has worked with Aon to develop a peer group, provide a competitive market analysis of the base salary, annual cash incentive awards and long-term incentive compensation of our executive officers compared against the compensation peer group, report on share utilization, and review other market practices and trends.

While the Committee took into consideration the review and recommendations of Aon when making decisions about our executive compensation program, ultimately, the Committee made its own independent decisions in determining our executives’ compensation.

The Committee has assessed the independence of Aon pursuant to SEC and NYSE rules. In doing so, the Committee considered each of the factors set forth by the SEC and the NYSE with respect to a compensation consultant’s independence and reviewed Aon’s own self-evaluation of and conclusion regarding its independence. The Committee also considered the nature and amount of work performed for the Committee by Aon and the fees paid for those services in relation to the firm’s total revenues. Based on its consideration of the foregoing and other relevant factors, the Committee concluded that there were no conflicts of interest, and that Aon is independent.

Compensation Peer Groups and Peer Selection Process

The Committee believes relevant market and benchmark data provide a solid reference point for making decisions and very helpful context, even though, relative to other companies, there are differences and unique aspects of the Company. The Committee takes into consideration the structure and components of, and the amounts paid under, the executive compensation programs of other, comparable peer companies, as derived from public filings and other sources when making decisions about the structure and component mix of our executive compensation program.

The Committee, with the assistance of Aon, developed a peer group in October 2023 for use in connection with decisions about 2024 executive compensation. The Committee used the following criteria in selecting a peer group: sector (technology and health care technology), trailing twelve months of revenue (0.5x to 2.5x the Company’s revenue, oriented toward high growth) and market capitalization (0.5x to 5.0x the Company’s market cap). Beyond those criteria, in reviewing the peer group, Aon recommended, and the Committee agreed, to consider maintaining historical consistency in the peer group barring substantial changes in the size or business of the peer company and recognized that existing companies that fall outside the selection criteria may nonetheless be considered important in the existing peer group when considered as a strong talent and business profile comparator.

Based on these criteria and considerations, the Committee approved a peer group that consisted of the following 17 companies:

Accolade, Inc. (Nasdaq: ACCD)	GoodRx Holdings, Inc. (Nasdaq: GDRX)	NextGen Healthcare, Inc. (Nasdaq: NXGN)	Schrödinger, Inc. (Nasdaq: SDGR)
Certara, Inc. (Nasdaq: CERT)	Health Catalyst, Inc. (Nasdaq: HCAT)	Omnicell, Inc. (Nasdaq: OMCL)	Sharecare, Inc. (Nasdaq: SHCR)
Computer Programs and Systems (Nasdaq: CPSI)	LifeStance Health Group, Inc. (Nasdaq: LFST)	Phreesia, Inc. (NYSE: PHR)	Talkspace, Inc. (Nasdaq: TALK)
Definitive Healthcare Corp. (Nasdaq: DH)	LivePerson, Inc. (Nasdaq: LPSN)	Progyny, Inc. (Nasdaq: PGNY)	Teladoc Health, Inc. (NYSE: TDOC)
Doximity, Inc. (NYSE: DOCS)

Based on the peer analysis performed by Aon in 2023 for the 2024 executive compensation, the resulting peer group was the same as the 2023 peer group except that 1LifeHealthcare, Inc. was removed because it was acquired, HealthEquity, Inc. and New Relic, Inc. were removed as they no longer fit the selection criteria, and Computer Programs and Systems, Inc., NextGen Healthcare, Inc., and Talkspace, Inc. were added as those additions reflected companies with financial and industry characteristics more similar to our company.

In October 2024, the Committee reviewed and approved an updated peer group for 2025 executive compensation. The Committee used the same selection criteria described above, resulting in the same peer group except that NextGen Healthcare, Inc. and Sharecare, Inc. were removed because they were acquired, and Computer Programs and Systems, Inc. changed its name to Trubridge, Inc. on March 4, 2024. This 2025 peer group was used as a reference by the independent compensation consultant and the Committee in December 2024 to establish the compensation for Mr. Hirschhorn for his new role as Executive Vice President, Chief Financial Officer and Chief Operating Officer.

The Committee believes that the compensation practices of the above listed peer group provided us with appropriate compensation reference points for evaluating and determining the compensation of our NEOs for 2024. Consistent with best practices for corporate governance, the Committee reviews our peer group annually.

Role of the Co-CEOs

At the start of 2024, the Committee worked with our co-CEOs to set the target compensation of each of our other NEOs. As part of this process, the co-CEOs evaluated the performance of the other executive officers and made recommendations to the Committee in the first quarter of the year regarding the compensation of each other executive officer. As a result of Dr. Roy Schoenberg’s transition from President and co-CEO to Executive Vice Chairman, Dr. Ido Schoenberg as the sole CEO will evaluate the performance and make recommendations for the other executive officers, including Dr. Roy Schoenberg, starting with the first quarter of 2025.

The Committee gives significant weight to the recommendation of the CEO(s) in light of their familiarity with the day-to-day performance of these officers. Nevertheless, the Committee makes the ultimate determination regarding the compensation for the executive officers.

Dr. Ido Schoenberg and Phyllis Gotlib are married to each other. The Committee has strict protocols to avoid conflicts of interest and to maintain confidentiality in connection with determinations of the compensation of Drs. Ido Schoenberg and of Phyllis Gotlib.

Compensation Program Components

2024 Components in General

In order to achieve its executive compensation program objectives, the Committee utilizes the compensation components set forth in the chart below. The Committee verifies through regular reviews that each executive officer’s total compensation is consistent with its compensation philosophy and objectives and that each component below is appropriately reflected in the executive in question’s compensation.

Element	Description	Additional Detail
Base Salary	Fixed cash compensation Determined based on each executive officer’s role, individual skills, experience, performance, positioning relative to competitive market and internal equity.	Base salaries are intended to provide stable compensation to executive officers, allow us to attract and retain skilled executive talent and maintain a consistent, stable leadership team.

Short-Term Incentives: Annual Cash Incentive Opportunities	Variable cash compensation based on the level of achievement of certain pre-determined annual performance objectives. Target cash award is capped as a fixed percentage of base salary.

Annual cash incentive opportunities are designed to align our executive officers in pursuing our short-term goals; payout levels are generally determined based on actual financial results and the degree of achievement of personal performance milestones.

Long-Term Incentives: Equity-Based Compensation

Variable equity-based compensation.

Performance Stock Units (PSUs):

Restricted stock units granted in 2022 and 2023 that are performance-based, using stock price hurdles as the performance metric.

Restricted Stock Units (RSUs): Restricted stock units that are time-based.

Equity-based compensation is designed to motivate and reward executive officers to achieve multi-year strategic goals and to deliver sustained long-term value to stockholders, as well as to attract and retain executive officers for the long term.

Base Salary

Base salaries provide fixed compensation to executive officers and help us to attract and retain the executive talent needed to lead the business and maintain a stable leadership team. Base salaries are individually determined according to each executive officer’s areas of responsibility, role and experience, and they vary among executive officers based on a variety of considerations, including skills, experience, achievements and the competitive market for the position.

For newly-hired or promoted executive officers, the Compensation Committee establishes initial base salary through arm’s-length negotiations at the time the executive officer is hired, considering the position and the executive’s experience, qualifications and prior compensation.

From time to time, the Committee might consider and approve base salary adjustments for executive officers. The main considerations for a salary adjustment are similar to those used in initially determining base salaries, but may also include changes in the competitive market, changes of role or responsibilities, or recognition for achievements or market trends.

For 2024, the Committee did not make any changes to the base salaries of the CEO or the other NEOs, except for a mid-year decrease for Dr. Roy Schoenberg (as shown in the table below) to reflect his transition from co-CEO to Executive Vice Chairman, and an increase for Mr. Hirschhorn in December 2024 in consideration of his significantly increased leadership responsibilities in connection with the addition of his role as Chief Operating Officer to his position as Executive Vice President, Chief Financial

Officer. Mr. Hirschhorn’s initial base salary was established at $485,000 upon his appointment to the role Chief Financial Officer in October 2024.

NEO	2024 Base Salary ($)(1)	2023 Base Salary ($)(1)	% Change
Ido Schoenberg	$650,000	$650,000	0%
Roy Schoenberg	$325,000	$650,000	-50%
Phyllis Gotlib	$485,000	$485,000	0%
Mark Hirschhorn	$575,000	N/A	N/A
Kurt Knight	$485,000	$485,000	0%
Robert Shepardson	$485,000	$485,000	0%
Kathy Weiler	$485,000	$485,000	0%

(1)
Amounts shown are the annual base salary rate in effect at year-end or, for Mr. Shepardson, upon his termination of employment.

Annual Incentive Plan

The annual incentive plan for executive officers is a cash plan that rewards NEOs for the achievement of key short-term objectives. In particular, the plan offers incentives to the NEOs to accomplish certain short-term financial results that the Committee views as key steps in the execution of our overall business strategy, with the ultimate intent of increasing stockholder value.

For the NEOs, the amount of the payout, if any, under the annual incentive plan is based on achievement against two categories of performance measures: a Corporate Funding Performance Factor and a Personal Factor Multiplier.

Target Opportunities

The Committee determines the target annual incentive opportunity available to each NEO by taking the individual’s annual base salary in effect at year end and multiplying it by the individual’s target incentive percentage. Among other factors, the target incentive percentages are determined with reference to the actions in this regard by our peer group companies for their NEOs and the proportion of total direct compensation represented by the annual incentive.

The amounts shown in the table below reflect the 2024 Target Annual Incentive Opportunities initially established by the Committee for each named executive officer:

NEO	2024 Target Annual Incentive Plan Opportunity as a % of Base Salary
Ido Schoenberg	150%
Roy Schoenberg	150%
Phyllis Gotlib	100%
Mark Hirschhorn(1)	—
Kurt Knight	100%
Robert Shepardson	100%
Kathy Weiler	100%

(1) Under the terms of his employment agreement, Mr. Hirschhorn received an annual bonus for 2024 that was fixed at $500,000. As of 2025, he is eligible to participate in the annual incentive plan with a target bonus opportunity of 125% of his base salary.

Corporate Funding Performance Factor

The amount of the payout, if any, under the annual incentive plan is based in part on our achievement against financial measures. The Committee selected three financial measures for this year’s annual incentive opportunity, consisting of 2024 Company Revenue (weighted at 50% of the total bonus opportunity), 2024 Subscription Bookings Attainment (weighted at 25% of the total bonus opportunity), and 2024 Defense Health Agency (DHA) Bookings Attainment (weighted at 25% of the total bonus opportunity). Subscription bookings was broken into two categories rather than the single category used in 2023. These financial measures were designed to focus executive officers on the critical strategic priorities of top line revenue growth and customer growth in two segments.

Given the Company’s stage of development, the Committee emphasized revenue growth and market share as the highest priorities. We derive revenue from the use of our enterprise platform and software as a service in the form of recurring subscription fees, and related services and Carepoint sales. We also generate revenue from the performance of AMG (our independent clinical services partner) patient visits. We empower our clients with our enterprise platform and software as a service solutions that enable hybrid care delivery by offering our clients products to help weave digital care across all care settings. Amwell determined that growing the business through incentivizing the acquisition of new customers and selling additional modules and products to existing customers was critical for our success, as well as the success of our clients and patients.

Target, Threshold and Maximum Corporate Funding Performance Levels

The Committee set the performance metric targets at levels that it considered rigorous and challenging and that took into account the relevant risks and opportunities. More specifically, the Committee reviewed the relevant financial objectives set as a result of the detailed budgeting process and assessed various factors related to the achievability of these budget targets, including projected growth of the overall market, the risks associated with various macroeconomic factors, including the effects of inflation and rising interest rates, and the risks of achieving specific actions that underlie the targets and the implied performance relative to prior years.

Considering these factors, the Committee set the 2024 annual incentive plan target for revenue at $265 million, a 2.9% growth rate over the actual total revenue in 2023. The Committee established the targets for subscription bookings attainment and DHA bookings attainment at $25 million and $43 million, respectively, levels that the Committee believed would reflect significant achievement.

Having set the targets, the Committee also set the threshold and maximum performance levels. For 2024, the Committee set the threshold for payment of any annual incentives at approximately 96.2% of the revenue target, at 20% of the subscription bookings attainment target, and at approximately 11.6% of the DHA bookings attainment target. The Committee set the maximum level payment for the revenue metric at 103.8% of target, the maximum level for subscription bookings attainment at 132% of target, and the maximum level of DHA bookings attainment at 128% of target, each of which were levels that presented a significant challenge requiring exceptionally strong performance.

Corporate Achievement Level

In early 2025, as part of the process of making its final determination with respect to the achievement level for the Corporate Factor, the Committee took into consideration that there was a slight delay in the timing of recognition of contract revenue that it viewed as beyond management’s control. The Committee determined that, nowithstanding that the booking occurred in early 2025, it was attributable to 2024 performance. As a result, based on the performance of the CEO and other NEOs in 2024, the Committee determined that the level of corporate achievement for 2024 was 35%. (For avoidance of doubt, the Committee will, correspondingly, exclude the contribution from such item from 2025 performance.)

The table below reflects the threshold, target and maximum for each of the three metrics and the bonus pool funding:

Performance Metric	Below Threshold ($/%)	Threshold ($/%)	Target ($/%)	Maximum ($/%)	Actual Result ($/%)	Achievement vs. Target
Revenue (in millions)	<255.0	255.0	265.0	275.0	254.4	96.0%
Percentage of Target Performance	<96.2%	96.2%	100.0%	103.8%
Bonus Pool Funding (Weighted 50%)	0.0%	50.0%	100.0%	125.0%		—

Core Subscription Bookings (in millions)	<5.0	5.0	25.0	33.0	6.6	26.4%
Percentage of Target Performance	<20.0%	20.0%	100.0%	132.0%
Bonus Pool Funding (Weighted 25%)	0.0%	20.0%	100.0%	125.0%		7%

DHA Bookings (in millions)	<5.0	5.0	43.0	55.0	18.8	43.6%
Percentage of Target Performance	<11.6%	11.6%	100.0%	128.0%
Bonus Pool Funding (Weighted 25%)	0.0%	10.7%	100.0%	125.0%		11%
Committee Determination: Corporate Achievement						35%

Personal Factor

Under our annual incentive plan, the Committee also considers a personal factor in determining the payout to each NEO. For 2024, given the nature of their roles, the personal factors for the CEO and for the Executive Vice Chairman were the same as the Company’s corporate performance metrics.

In general, the Committee determines personal factor achievement for the other NEOs based on each NEO’s attainment of select Objectives and Key Results (OKRs) that are aligned with Company and department OKRs. The resulting personal factor is expressed as a percentage, with a maximum of 125%, and that percentage is applied to the bonus pool funding under the corporate component to determine the actual bonus payout for each NEO. In 2024, Ms. Gotlib was the only other NEO whose annual incentive plan bonus was measured under the personal factor, as she was the only other continuing NEO who had a bonus opportunity for the year who was in office at the time of payouts of the annual incentive plan. For 2024, the Committee determined that Ms. Gotlib’s personal factor was achieved at 100%.

NEO	Objectives and Key Results
Phyllis Gotlib

• Achieve goals with active providers and number of annual visits

• Operate within budget

• Achieve high employee engagement

• Assign OKRs to team members and document attainment

• Manage processes to retain talent

Final Annual Incentive Plan Payouts

The following table reflects the target bonus opportunity for Messrs. Ido and Roy Schoenberg and Ms. Gotlib and the resulting payout for the annual incentive:

NEO	Base Salary ($)(1)	Target Opportunity (%)	Target Opportunity ($)	Corporate Funding Performance Factor (%)	Personal Factor (%)	Approved Payout Amount ($)
Ido Schoenberg	$650,000	150%	$975,000	35%	N/A	$341,250
Roy Schoenberg	$470,628	150%	$705,942	35%	N/A	$247,079
Phyllis Gotlib	$485,000	100%	$485,000	35%	100%	$169,750

(1)
Amounts shown are the annual base salaries in effect at year end or, for Dr. Roy Schoenberg, an average base salary based on his employment as co-CEO from January 1 to June 12, 2024, and then as Executive Vice Chair from June 13, 2024 to year end.

Under the terms of their respective separation agreements with the Company, Mr. Knight received payment of his target bonus for 2024, and Ms. Weiler received payment in lieu of any other bonus, both in the amount of $485,000. Mr. Shepardson was ineligible for an annual incentive as a result of his termination of employment in 2024.

Special Cash Awards

The Committee severely limits discretionary cash awards or equity grants to rare cases, to be used judiciously and in limited circumstances. However, the Committee views special cash awards as an important way to meet the Company’s needs for a specific purpose or during a specific period. Recognizing the accomplishments of our executive officers, even if the achievements were not initially part of the designated measures for the year, is vital to retaining executive talent of the caliber of our leaders. To that end, in recognition of her accomplishments, including exceeding client retention targets, operating efficiently within budget, and employee engagement and retention for Amwell International, the Committee made a special cash award of $169,750 to Phyllis Gotlib.

Long-Term Incentives

The third and generally largest of the main components of our executive compensation program is our long-term equity incentive opportunity. The Committee designed the long-term incentive opportunity in 2024 to motivate and reward the NEOs to achieve multi-year strategic goals and deliver sustained long-term value to stockholders. The Committee did not grant long-term incentives to Messrs. Ido and Roy Schoenberg in 2024, based on its view that their existing equity awards provided appropriate continuing incentives, and due to the commitment the Company made in 2022 to not provide them with additional equity awards until after February 28, 2025.

Long-term incentives create a strong link between payouts and performance, and a strong alignment between the interests of executive officers and the interests of our stockholders. Long-term equity incentives also promote retention because executive officers will only receive value if they remain employed by us over the required term, and they foster an ownership culture among our executive officers by making executive officers become stockholders with a personal stake in the value they are incentivized to create.

Equity Vehicles: RSUs

The Committee determined that our 2024 equity awards for our executive officers would be comprised solely of time based vesting RSU awards. A summary of the long-term incentives granted to the non-CEO NEOs in 2024 is shown below:

Equity Vehicle	2024 Allocation	Vesting Period	How Earned	Rationale for Use
RSUs	100%	3 years, 25% vested immediately and the remainder vesting quarterly over the three years from the grant date	Time Based Vesting	• Provides value even during stock price or market underperformance • Promotes retention and reinforces ownership culture

RSUs service-vest over a three-year period, with 25% of the RSUs vesting immediately upon grant. The Committee determined that it was appropriate that a portion of the RSUs vested immediately upon grant following the independent decision by the majority of the NEOs to forfeit their 2022 PSU grants, which helped to replenish the Company pool of shares available for grant in 2024.

2024 Equity Grants

Typically, in making determinations about the size of long-term equity incentive grants to the NEOs, the Committee considers, among other things, both equity grant levels and the overall pay mix in peer group companies and the NEO’s role, skills and experience and the criticality of the NEO’s contributions to the Company. The specific size of the grants to each NEO varies based on these factors.

The Committee has committed not to make any equity grants to Messrs. Ido and Roy Schoenberg during the three-year performance period of the 2022 PSUs, which ended on February 28, 2025. The Committee views it as paramount to motivate the senior leadership team to work together cooperatively and constructively, and thus made equally sized grants to each to reinforce the collaborative nature of their execution of the mission. Based on the thirty trading-day average stock price preceding February 20, 2024, the RSU grants made to the other NEOs in 2024 were as follows:

Name	Target Total Equity Value ($)	RSUs (#)
Phyllis Gotlib	$2,500,000	$2,171,646
Kurt Knight	$2,500,000	$2,171,646
Robert Shepardson	$2,500,000	$2,171,646
Kathy Weiler	$2,500,000	$2,171,646

(1)
On July 10, 2024, the Company effected a reverse stock split of the Company’s common stock at a ratio of 1-for-20 (the “Reverse Stock Split”). Following the Reverse Stock Split, the Company made appropriate adjustments with respect to all RSUs then outstanding. These adjustments resulted in approximately the same value of shares of common stock represented by the RSUs immediately before and following the Reverse Stock Split.

As described under “Leadership Transitions Effective in 2024” below, in connection with the commencement of his employment, Mr. Hirschhorn received a new hire RSU grant with an aggregate grant date value of $2,500,000, vesting 25% on the grant date and the remaining 75% in substantially equal quarterly installments over a three-year period beginning after the one-year anniversary of the grant date, such that the entire award would be fully vested on the four-year anniversary of the grant date.

We expect to continue to evaluate our equity compensation strategy across the organization to manage our equity utilization during 2024 and beyond.

Forfeiture of 2022 PSUs

At the start of 2022, the Committee had awarded PSUs to Ms. Gotlib, Mr. Knight and Mr. Shepardson. The 2022 PSUs were eligible to vest based on the attainment, on average, of select market capitalization hurdles that were set as multiples of the applicable grant date market capitalization of the Company. The hurdles were based on market capitalization increases of between 0% and 300% from the time of grant, for a performance period from March 1, 2022 to February 28, 2025.

By late 2023, the Committee became concerned that these 2022 PSUs granted to Ms. Gotlib, Mr. Knight and Mr. Shepardson were no longer effective at accomplishing the goals for which they were originally designed, and thus were no longer in the best interests of the Company and its stockholders. Specifically, given the challenging market for health care technology companies generally over the last two years, and for the Company in particular, the Committee was concerned that the 2022 PSUs did not offer meaningful financial or retentive value. The Committee also faced a challenge at the start of 2024 in that the number of shares available for grant for all employees under our long-term incentive program was lower than anticipated.

Therefore, the Committee determined that it would be in the best interest of the Company to ask these executives, and other executives who were similarly situated, to forfeit their 2022 PSUs, both because they were no longer having the intended retention and incentive effect and in order to replenish the pool of shares available under the Company’s equity plan. Each of Ms. Gotlib, Mr. Knight and Mr. Shepardson subsequently agreed to forfeit their 2022 PSUs. These forfeited PSUs added shares back to the number of available shares, which the Committee used to make 2024 equity grants, including to grants to Ms. Gotlib, Mr. Knight and Mr. Shepardson, as described above.

Supplemental Awards

In certain specific circumstances and on rare occasions, the Committee and the Board may award supplemental cash or equity grants to executive officers as an important way to meet the Company’s needs for a specific purpose or during a specific period. In the health technology industry, there is intense competition for executive officers with the skills and experience needed to execute our strategy and lead our team. The health technology industry is fiercely competitive. Attracting and retaining executive talent of the caliber of our leaders, and maintaining a stable, consistent team, particularly during a period of leadership transition, is both extremely challenging and vitally important. Our ability to execute our strategy, our future success and the promotion and protection of the interests of our stockholders depends to a great extent on our continuing ability to retain highly qualified and skilled employees.

Against this backdrop, the Committee determined that it was in the best interest of the Company and our stockholders to make supplemental grants to certain of our NEOs as set forth below.

CEO Cash-Based Long-Term Incentive Award

In August 2024, the Compensation Committee recommended, and the Board approved, the grant of a cash-based long-term incentive opportunity award to our CEO. The award is potentially payable in three equal installments of $1 million, in each of March 2025, 2026 and 2027, subject to the Company’s achievement of performance goals as specified by the Committee, and subject in each case to the CEO’s continued employment through the applicable payment date.

For the tranche corresponding to the March 2025 payment date, the Committee established a performance goal based on the Company’s adjusted EBITDA. The Board selected adjusted EBITDA as the measure, because it is aligned with our critical strategic priorities of profitability and controlling expenses. Thus, the Board tied the payout of the 2024 tranche to attainment of adjusted EBITDA of $(140) million or better for fiscal 2024.

Subsequent to year-end 2024, in February 2025, the Committee determined that the first goal associated with the CEO’s cash-based long-term incentive award was met, because the Company’s adjusted EBITDA was $(134.4) and therefore the amount would be distributed to the CEO based on his continued employment on March 3, 2025. Pursuant to the terms of the cash-based long-term incentive award, the Board has established the performance goals for the tranches in respect of 2025 and 2026 (payable in March 2026 and March 2027).

Retention Bonus Agreements

The Committee limits discretionary cash awards or equity grants to rare cases, to be used judiciously and in limited circumstances. However, the Committee views special cash awards as an important way to meet the Company’s needs for a specific purpose or during a specific period. Recognizing the accomplishments of our executive officers, even if the achievements were not initially part of the designated measures for the year, is vital to retaining executive talent of the caliber of our leaders. To that end, the Committee awarded Retention Bonuses to each of Ms. Gotlib, Mr. Shepardson, Mr. Knight and Ms. Weiler in 2024 in the amounts of $500,000, each.

The Retention Bonuses were designed to incentivize the NEOs to undertake, and had goals related to the implementation of, the actions necessary to transform the business in connection with the development and execution of a new strategy, and significant efficiency targets necessary to meet objectives. The Retention Bonus awards were payable on March 3, 2025 provided, among other requirements, that the executive was employed by the Company on such date, had complied with certain restrictive covenants, and had not tendered notice of resignation before that date. The Retention Bonus agreements further provided that the amounts would be payable before March 3, 2025 if the Company terminated the executive without “Cause” or the executive terminated his or her employment for “Good Reason” (in either case, as such terms are defined in the executive’s employment agreement with the Company).

Ms. Gotlib was paid her Retention Bonus in March 2025 in consideration of her continued employment through such date, and in recognition of her accomplishments, including exceeding client retention targets, operating efficiently within budget, and employee engagement and retention for Amwell International. Mr. Shepardson forfeited his Retention Bonus in connection with his resignation from employment in 2024. Consistent with the terms of their respective separation agreements, Ms. Weiler and Mr. Knight each received their Retention Bonus on December 31, 2024.

Commission

In January of 2024, the Committee approved a one-time commission payment to Ms. Weiler in the amount of $250,000. The commission payment was designed to incentivize Ms. Weiler as she was instrumental in achieving critical contracts in Q4 of 2023. This commission payment was made to Ms. Weiler on February 9, 2024.

Leadership Transitions Effective in 2024

Roy Schoenberg’s Transition from co-CEO to Executive Vice Chairman

In June 2024, the Company announced that Dr. Roy Schoenberg would be transitioning from his role as president and co-CEO to become Executive Vice Chairman of our Board of Directors, and Dr. Ido Schoenberg had assumed the role of sole CEO. In the interest of ensuring a smooth transition in the Company leadership, and in light of the need to retain his significant knowledge and leadership experience going forward, the Board agreed to provide for both a Transition Agreement and an Amended and Restated Employment Agreement between the Company and Dr. Roy Schoenberg.

The Amended and Restated Employment Agreement provides that, in his role as Executive Vice Chairman, Dr. Roy Schoenberg will receive an annual base salary of $325,000 (which may increase so that this salary is maintained at a level equal to 50% of the Company’s CEO), and will be eligible for an annual target bonus of 150% of his annual base salary (or if greater, 50% of the target annual cash bonus of the Company’s CEO). In addition, under the Amended and Restated Employment Agreement, Dr. Roy Schoenberg is eligible for consideration for equity grants made to other executive officers, as may be determined by the Committee or the Board, at an amount not less than 50% of the amount of such grants to the Company’s CEO. Under the Amended and Restated Employment Agreement, which also provides that if Dr. Roy Schoenberg’s employment as Executive Vice Chairman is involuntarily terminated other than for “Cause”, he may be eligible for certain benefits as described in detail under “Potential Payments Upon Termination or Change in Control” below.

The Transition Agreement provides that Dr. Roy Schoenberg will receive transition benefits equal to $1,950,000, payable on the Company’s regular payroll dates over the 36 months following the June 16, 2024 transition date. In addition, the Transition Agreement provides that the unvested RSUs that had been granted in April 2021, the remainder of which were otherwise scheduled to vest in equal quarterly installments through April 2025, would accelerate and become fully vested as of June 16, 2024.

Robert Shepardson’s Resignation as Chief Financial Officer

Mr. Shepardson resigned from his position as Chief Financial Officer effective October 18, 2024. In connection with his resignation, Mr. Shepardson forfeited all his outstanding unvested equity awards, as well as the opportunity to receive the 2024 annual cash incentive or the Retention Bonus award from August 2024.

Kurt Knight’s Termination as Chief Operating Officer and Kathy Weiler’s Termination as Executive Vice President, Chief Commercial and Growth Officer

On December 31, 2024, Mr. Knight and Ms. Weiler both terminated employment with the Company. In connection with the termination of employment for each of Mr. Knight and Ms. Weiler, the Company and each of Mr. Knight and Ms. Weiler, respectively, agreed to certain compensation arrangements, which are described in further detail under “Potential Payments Upon Termination or Change in Control” below. The terms of each of their separations were consistent with their pre-existing agreements, except that (i) each would receive payment of an amount that was equal to their target bonus for 2024 on January 24, 2025 in lieu of a payment of the 2024 annual bonus based on actual results, and (ii) in lieu of the salary continuation payments to which each was entitled, all such payments would be made in a single lump sum on January 24, 2025.

Mark Hirschhorn’s Appointment as Chief Financial Officer and Subsequent Promotion to Executive Vice President, Chief Financial Officer and Chief Operating Officer

On October 14, 2024, the Company entered into an employment agreement with Mr. Hirschhorn to become the Company’s Chief Financial Officer effective October 21, 2024, following Mr. Shepardson’s resignation. Pursuant to that employment agreement, Mr. Hirschhorn’s annual base salary was established at $485,000, and he became eligible for an annual target bonus opportunity of 100% of his year-end annual base salary (except that, the employment agreement provided that Mr. Hirschhorn would receive a $500,000 bonus for the 2024 fiscal year). In addition, as previously described, Mr. Hirschhorn received a new hire equity grant that consisted entirely of RSUs with an aggregate grant date value of $2,500,000. The vesting schedule for Mr. Hirschhorn’s new hire equity grant was 25% vested on the grant date, with the remaining 75% vesting in substantially equal quarterly installments over a three-year period beginning after the one-year anniversary of the grant date, such that the entire award would be fully vested on the four-year anniversary of the grant date.

In addition, Mr. Hirschhorn’s employment agreement further provided that on or about November 4, 2024, he would receive an additional long-term incentive award (the “Additional Award”), under which a total value of $5,000,000 may be earned. The Additional Award will be eligible to vest in substantially equal annual installments on each of the first four anniversaries date of Mr. Hirschhorn’s start date, provided that (i) he remains employed by the Company through the applicable vesting date; and (ii) applicable EBITDA targets and appreciation of Company valuation targets, in each case, as determined by the Board or the Committee in its sole discretion, are achieved. The applicable EBITDA targets and other targets will be determined and effective beginning with the 2025 fiscal year, and, as a result, the Additional Award was granted to Mr. Hirschhorn is early 2025. The

Additional Award, to the extent it becomes vested, will be settled in cash, unless the Board or the Committee determines in its sole discretion that it shall be settled in shares of the Company’s common stock.

Subsequently, on December 18, 2024, the Company announced that Mr. Hirschhorn was promoted to the position of Executive Vice President, Chief Financial Officer and Chief Operating Officer, effective December 17, 2024. The Company entered into an amended employment agreement with Mr. Hirschhorn under which Mr. Hirschhorn’s annual base salary was increased to $575,000, and he became eligible for an annual target bonus of 125% of his year-end annual base salary beginning in the 2025 fiscal year. As set forth in the employment agreement entered upon his hire, the amended employment provided that Mr. Hirschhorn would receive a $500,000 bonus for the 2024 fiscal year.

Other Elements of Compensation

Employee Stock Purchase Plan

Under the terms of our 2020 Employee Stock Purchase Plan (the “ESPP”), eligible employees are provided the opportunity to purchase shares of our Class A common stock through the exercise of stock options granted during offering periods established by the administrator based on participants’ applied payroll deductions of up to a fixed dollar amount or percentage of their eligible compensation. The purchase price per share of our Class A common stock will equal 85% of the lower of either (a) the Common Stock’s fair market value on the first trading day of an offering period (in either case, the “enrollment date”) or (b) the Common Stock’s fair market value on the applicable “purchase date” of the offering period. Neither the CEO nor the Executive Vice Chairman are eligible employees under the ESPP.

Retirement Benefits

We maintain a tax-qualified defined contribution plan (the “401(k) Plan”), in which our employees, including our named executive officers, are eligible to participate. Under the 401(k) Plan, participants may defer a portion of their annual compensation on a pre-tax or after-tax Roth basis. In addition, we make a matching contribution of up to 3% of a participant’s contribution subject to IRS contribution limits.

We do not provide a pension plan for employees (other than as may be statutorily required by applicable law) and none of our named executive officers participate in a non-qualified deferred compensation plan.

Employee Benefits

All of our full-time employees, including our NEOs, are eligible to participate in our health and welfare plans, including:

•
medical, dental and vision benefits;
•
short-term and long-term disability insurance; and
•
life and accidental death and dismemberment insurance.

We also provide supplemental short-term disability coverage to our NEOs in addition to the short-term disability coverage provided to our full-time employees generally.

We believe the benefits and limited perquisite described above are necessary and appropriate to provide a competitive compensation package to our named executive officers.

Change in Control and Severance Arrangements

As further described immediately below, we believe that the possibility of a change in control creates uncertainty for our executive officers regarding their continued employment because such transactions frequently result in senior management changes. Change in control protections help to alleviate these concerns, allowing each executive to focus their attention on growing our business. In addition, these protections encourage executives to remain employed with us during the threat or negotiation of a change in control transaction, which preserves our value and the potential benefit to be received by our stockholders in the transaction.

We also believe that protection against an involuntary termination (even outside of the change in control context) helps us remain competitive given the challenge of recruiting qualified individuals to fill our senior executive roles. Pursuant to our employment arrangements with each of our NEOs, if we terminate the employment of such executive for reasons other than for “Cause”

(including such executive’s death or permanent disability), or if such executive resigns for “Good Reason”, then he or she will be eligible to receive certain cash severance, bonus and other benefits, with such enhanced benefits to include (i) full accelerated vesting of equity based awards if such involuntary termination occurs in connection with a change in control, and (ii) partial accelerated vesting of equity based award if such involuntary termination occurs generally. All such benefits are contingent on execution of a general release of claims by the executive officer in question.

In addition, the CEO will receive accelerated vesting of his equity if we engage in a corporate transaction, as defined under our equity plan, that results in a change in his role in the organization.

We do not provide any excise tax gross-ups to any of our NEOs in the event of a change of control.

Additional details are provided under “Potential Payments Upon Termination or Change in Control” below.

Additional Compensation Policies and Practices

Clawback Policy

Amwell has adopted an incentive-based compensation recoupment policy as required under the SEC regulation that implements the applicable provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the related NYSE listing standard. The policy generally requires that the Company recoup incentive compensation, which is defined as compensation granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure, if the Company is required to restate its financial results due to the Company’s material noncompliance with any financial reporting requirement under the federal securities laws. Consistent with these requirements, the Company will seek recovery of erroneously awarded incentive-based compensation received by current and former executive officers during the three-year year period prior to the date the Company is required to prepare an accounting restatement. A copy of the clawback policy is filed as Exhibit 97.1 to our Annual Report on Form 10-K.

Executive Stock Ownership Guidelines

We believe that Amwell and our stockholders are best served when executive officers manage the business with a long-term perspective. As such, we have implemented executive stock ownership guidelines, as we believe stock ownership is an important tool to strengthen the alignment of interests among our executive officers and our stockholders, to reinforce executive officers’ commitment to us and to demonstrate our commitment to sound corporate governance. The current NEOs have five years from the date the ownership guidelines were adopted in October 2022 to comply with the ownership guidelines. Any newly hired or promoted executives will have five years from the date of their hire or promotion to comply with the guidelines. After the initial five-year phase-in period, compliance with the ownership guideline will be measured on March 31 of each year. All of our current executive officers are in compliance with the guidelines or are on track to be in compliance with the guidelines within the five-year period.

Position	Multiple of Base Salary
Chief Executive Officer	6x
Named Executive Officers	2x
Other Executive Officers	1x

For this purpose, time-based restricted stock units (whether or not vested) and Company stock directly or beneficially owned by the executive or the executive’s immediate family members will count for purposes of measuring compliance with the ownership guidelines. Stock options, including vested in-the-money options, and performance-based restricted stock/restricted stock units that are unearned (i.e., performance-based awards for which the applicable performance conditions have not been satisfied) are not counted for purposes of measuring compliance with the ownership guidelines.

Anti-Hedging and Anti-Pledging Policies

Our insider trading compliance policy prohibits our directors and executives from (i) engaging in any forms of hedging or short-selling transactions involving our securities, (ii) pledging or margining our securities, or (iii) any other transaction that would directly or indirectly reduce the risk of holding Company securities, however acquired.

Equity Granting Practices

The Committee has not granted stock options in recent years and did not grant stock options in 2024. The Committee does not take material nonpublic information into account when determining the timing and terms of equity awards. Stock options may occasionally be awarded on an off-cycle basis, including to new hires. The Company has not timed the disclosure of material nonpublic information to affect the value of executive compensation.

Tax Considerations: Section 162(m)

When reviewing compensation matters, the Committee considers the anticipated tax consequences to us (and, when relevant, to our executive officers) of the various payments under our compensation programs. Section 162(m) of the Code generally disallows a tax deduction for any publicly held corporation for individual compensation of more than $1.0 million in any taxable year to certain executive officers. The Committee, after considering the potential impact of the application of Section 162(m) of the Code, may provide compensation to executive officers that may not be tax deductible if it believes that providing that compensation is in the best interests of the Company and its stockholders.

Compensation Committee Report

This Compensation Committee Report shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Exchange Act, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent the Company incorporates such Report by specific reference.

The Committee has reviewed and discussed the Compensation Discussion and Analysis with management of the Company. Based on such review and discussion, we have recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

The preceding report has been furnished by the following members of the Committee:

Dr. Peter Slavin, Chairman

Stephen Schlegel

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Ido Schoenberg(5)	2024	$657,665	—	—	$1,341,250	$116,089	$2,115,004
Chairman, Chief Executive Officer (CEO)	2023	$666,764	—	—	—	$131,036	$797,800
	2022	$619,491	—	$14,645,000	$740,610	$156,129	$16,161,230
Roy Schoenberg	2024	$475,000	—	—	$247,079	$1,960,000	$2,682,079
Executive Vice Chairman, Former co-Chief Executive Officer	2023	$650,000	—	—	—	$8,400	$658,400
	2022	$650,000	—	$14,645,000	$740,610	$8,400	$16,044,010
Phyllis Gotlib(5)	2024	$490,711	$169,750	$2,779,699	$169,750	$101,336	$3,711,246
President, International	2023	$497,500	—	$1,657,243	—	$139,516	$2,294,259
	2022	$462,342	—	$4,716,430	$409,340	$130,632	$5,718,744
Mark Hirschhorn	2024	$96,385	$500,000	$2,288,043	—	—	$2,884,428
Executive Vice President, Chief Financial Officer and Chief Operating Officer
Kurt Knight	2024	$488,731	—	$2,779,699	$485,000	$1,252,146	$5,005,576
Former Chief Operating Officer	2023	$485,000	—	$1,657,243	—	$9,900	$2,152,143
	2022	$485,000	—	$4,716,430	$409,340	$11,050	$5,621,820
Robert Shepardson	2024	$391,731	—	$2,779,699	—	$10,350	$3,181,780
Former Chief Financial Officer	2023	$485,000	—	$1,657,243	—	$10,800	$2,153,043
	2022	$485,000	—	$4,716,430	$409,340	$16,175	$5,626,945
Kathy Weiler	2024	$488,731	$250,000	$2,779,699	—	$1,916,983	$5,435,413
Former Executive Vice President, Chief Commercial and Growth Officer	2023	$283,539	—	$5,385,670	—	$9,560	$5,678,769

(1)
The amounts reported in this column represent (i) for Ms. Gotlib, a special cash award earned in 2024, (ii) for Mr. Hirschhorn, his fixed 2024 bonus guaranteed under the terms of his employment agreement in connection with the commencement of his employment and (iii) commissions earned by Ms. Weiler in 2024.
(2)
The amounts reported in this column represent the aggregate grant date fair value of RSUs and PSUs granted to our NEOs during 2022, 2023 and 2024, as calculated in accordance with FASB ASC Topic 718, which, in the case of PSUs, assumes the highest level of achievement of the performance conditions. The assumptions used in calculating the grant date fair value of the RSU and PSU awards are described in Note 13 to our audited consolidated financial statements, for each year, included in our Annual Report on Form 10-K.
(3)
For Mr. Ido Schoenberg, the amounts in this column represent, for 2024, $341,250 earned in respect of the annual cash incentive and $1,000,000 earned for 2024 achievement in respect of the cash-based long-term incentive award. For the other NEOs, the amounts in this column represent bonuses earned in respect of annual cash incentives.
(4)
The amounts in this column represent, for 2024, (i) for Mr. Ido Schoenberg, amounts contributed to his pension and replacement benefits ($41,383), taxes paid on benefits provided ($59,345) and health insurance benefits and; (ii) for Mr. Roy Schoenberg, transition payments ($1,950,000) and health insurance benefits ($10,000); (iii) for Ms. Gotlib, amounts contributed to her pension and replacement benefits ($28,921), taxes paid on benefits provided ($50,505) and health insurance benefits; (iv) for Mr. Knight, his Retention Bonus ($500,000), severance ($485,000), value of accelerated RSU vesting ($256,796) and 401(k) plan matching contributions ($10,350); (v) for Mr. Shepardson, 401(k) plan matching contributions ($10,350); and (vi) for Ms. Weiler, her Retention Bonus ($500,000), payment of target bonus in lieu of any other bonus based on actual performance ($485,000), severance ($485,000), value of accelerated RSU vesting ($422,391) legal expenses ($14,242) and 401(k) plan matching contributions ($10,350).
(5)
The amounts provided to Mr. Ido Schoenberg and Ms. Gotlib were paid in New Israel Shekel (“NIS”) and have been converted into U.S. dollars for purposes of this table using the conversion rate in effect on December 31, 2024, as reported on the Oanda (NIS 0.273: USD $1).

Grants of Plan-Based Awards

The following table sets forth certain information regarding grants of plan-based awards to our named executive officers in the fiscal year ended December 31, 2024.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)
First Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units (2)	Grant Date Fair Value of Stock Awards (3)
Ido Schoenberg		—	$975,000	$1,523,438	—	—
Roy Schoenberg		—	$705,943	$1,103,035	—	—
Phyllis Gotlib	2/20/2024	—	—	—	108,582	$2,779,699
		$160,050	$485,000	$757,813	—	—
Mark Hirschhorn	11/4/2024	—	—	—	254,227	$2,288,043
		—	—	—	—	—
Kurt Knight	2/20/2024	—	—	—	108,582	$2,779,699
		$160,050	$485,000	$757,813	—	—
Robert Shepardson(4)	2/20/2024	—	—	—	108,582	$2,779,699
		$160,050	$485,000	$757,813	—	—
Kathy Weiler	2/20/2024	—	—	—	108,582	$2,779,699
		$160,050	$485,000	$757,813	—	—

(1)
These columns reflect the annual incentive plan opportunities for our NEOs for the fiscal year ended December 31, 2024. No annual incentive plan bonus is payable to our NEOs if performance is achieved below the threshold performance level. The threshold amount is based on the threshold for each Company performance metric being achieved. The maximum payout is 156.25% of the target payout, representing the product of (i) a maximum of 125% of the target payout based on Company performance metrics and (ii) a maximum of 125% of the target payout on individual performance.
(2)
The amounts in this column reflect the RSUs granted to the NEOs under our 2020 Plan during the fiscal year ended December 31, 2024. These RSUs service-vest over a three-year period, with 25% of the RSUs vested on the grant date, and the remaining 75% vesting in substantially equal quarterly installments over a three-year period thereafter. For Mr. Hirschhorn, his new hire RSUs vest over a four-year period, with 25% vested on the grant date, and the remaining 75% vesting in equal quarterly installments for three years beginning after the one-year anniversary of the grant date.
(3)
The amounts in this column for the RSUs reflect their aggregate grant date fair values, calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures.
(4)
In connection with his employment resignation, Mr. Shepardson forfeited his outstanding unvested equity awards and his opportunity to receive a 2024 annual incentive bonus.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning outstanding equity awards for our named executive officers as of the end of our fiscal year ended December 31, 2024. As a result of their terminations of employment, Mr. Shepardson (whose awards were forfeited) and Ms. Weiler (whose awards were accelerated in part and forfeited in part) did not have any awards outstanding at year-end.

		Option Awards(1)				Stock Awards(1)
Name	Grant Date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Ido Schoenberg	10/25/2018(2)	88,243	—	$111.20	10/25/2028	—	—	—	—
	4/15/2021(3)	—	—	—	—	2,030	$14,718	—	—
	5/16/2022(4)	—	—	—	—	—	—	350,000	$2,537,500
Roy Schoenberg	10/25/2018(2)	88,243	—	$111.20	10/25/2028	—	—	—	—
	5/16/2022(4)	—	—	—	—	—	—	350,000	$2,537,500
Phyllis Gotlib	10/25/2018(6)	8,500	—	$111.20	10/25/2028	—	—	—	—
	4/15/2021(3)	—	—	—	—	845	$6,126	—	—
	3/1/2022(3)	—	—	—	—	3,921	$28,427	—	—
	3/1/2023(3)	—	—	—	—	8,573	$62,154	—	—
	3/1/2023(7)	—	—	—	—	—	—	20,578	$149,191
	2/20/2024(3)					61,076	442,801
Mark Hirschhorn	11/4/2024(5)	—	—	—	—	190,670	1,382,358	—	—
Kurt Knight	4/25/2018(8)	5,024		$110.20	4/25/2028	—	—	—	—
	3/1/2023(7)							20,578	$149,191

(1)
Reflects adjustments of the amount of shares underlying, and the exercise prices applicable to, each outstanding equity award in connection with the Reverse Stock Split.
(2)
Reflects grants of 88,243 nonqualified stock options (“NQSOs”), each of which have an exercise price of $111.20, and which vested in full on October 25, 2020. A portion of these stock options were granted as incentive stock options (“ISOs”) and were converted into NQSOs on June 18, 2020.
(3)
Reflects a grant of RSUs which vest 25% on the first anniversary of the grant date and vest in equal quarterly installments for three years thereafter. For Ms. Gotlib’s RSUs granted on February 20, 2024, the RSUs vested 25% on the grant and the remaining 75% vest in equal quarterly installments for three years thereafter.
(4)
Reflects a grant of 375,000 PSUs that have a three-year measurement period and shares vest when certain market capitalization milestones are achieved. The performance-based market condition share award consists of eight tranches with eight separate specified award values that become payable upon the achievement of certain market capitalization milestones, subject to the satisfaction of the applicable service vesting conditions. As of December 31, 2024, the first market capitalization milestone was met and 25,000 shares were earned and vested.
(5)
Reflects a grant of 254,227 RSUs which vested 25% on the grant date and vest in equal quarterly installments for four years thereafter.
(6)
Reflects grants of 11,000 NQSOs, which have an exercise price of $111.20, and which vested 25% on October 25, 2019 and vest in equal quarterly installments for three years thereafter.
(7)
Reflects a grant of 20,578 PSUs that have a three-year measurement period and shares vest when certain market capitalization milestones are achieved. The performance-based market condition share award consists of six tranches with six separate specified award values that become payable upon the achievement of certain market capitalization milestones, subject to the satisfaction of the applicable service vesting conditions. As of December 31, 2024, no portion of the performance- based market condition share awards have satisfied either the applicable market capitalization milestones or the service vesting conditions and, as such, no awards have vested.
(8)
Reflects a grant of 108,582 RSUs which vested 25% on the grant date and vest in equal quarterly installments for three years thereafter.

(9)
Reflects grants of 3,190 ISOs and 10,010 NQSOs, each of which had an exercise price of $110.20, and which vested 25% on April 25, 2019 and vest in equal quarterly installments for three years thereafter.

Stock Vested

The following table presents, for each of our named executive officers, the shares of our common stock that were acquired upon the vesting of RSUs and the related value realized during the fiscal year ended December 31, 2024 (no common stock was acquired upon the exercise of vested stock options during the year).

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Ido Schoenberg	4,062	49,123
Roy Schoenberg	6,092	64,715
Phyllis Gotlib	56,958	952,378
Mark Hirschhorn	63,557	572,013
Kurt Knight	92,012	1,217,359
Robert Shepardson	54,959	949,992
Kathy Weiler	118,749	1,357,298

(1)
Calculated by multiplying the number of corresponding shares acquired by the closing price of the common stock as reported on the NYSE on the vesting date (or on the last trading day prior to the vesting date if the vesting date was not a trading day).

Potential Payments Upon Termination or Change in Control

In the event of a qualifying termination of employment and/or the occurrence of a change in control of the Company, each of our NEOs is entitled to certain payments and benefits under their employment agreements and their outstanding equity incentive awards. For a detailed summary of these payments and benefits, see the narrative description below.

The table below sets forth the amounts of the payments and benefits that each NEO would have been entitled to receive upon a qualifying termination of employment by the Company and/or the occurrence of a change in control, in each case assuming the relevant event occurred on December 31, 2024. For Mr. Knight and Ms. Weiler, the table reflects amounts they actually received in connection with their employment terminations in 2024. Mr. Shepardson did not receive any severance payments or benefits in connection with his resignation in 2024. The values reflected in the table below relating to the acceleration of equity awards are based on the closing price of our Class A common stock on December 31, 2024, which was $7.25 per share (in the case of options, minus the applicable exercise price) and assumes that any bonus amounts are paid at target levels.

Name	Benefit Description	Termination without cause by Company or for good reason by executive not in connection with a Change in Control ($)	Termination without cause by Company or for good reason by executive in connection with a Change in Control ($)	Termination due to death or disability ($)	Change in Control NOT in connection with Termination without cause by Company or for good reason by executive ($)
Ido Schoenberg	Cash severance	$5,925,000	$2,925,000	$975,000	—
	Accelerated vesting of equity awards	$860,550	$860,550	$860,550	$860,550
	Continuation of health benefits	$178,450	$178,450	—	—
Roy Schoenberg	Cash severance	$487,500	$487,500	$487,500	—
	Accelerated vesting of equity awards	$845,833	$845,833	$845,833	—
	Continuation of health benefits	$32,328	$32,328	$32,328	—
Phyllis Gotlib	Cash severance	$1,228,128	$728,128	$485,000	—
	Accelerated vesting of equity awards	246,783	$638,969	—	—
	Continuation of health benefits	$241,872	$241,872	—	—
Mark Hirschhorn	Cash severance	$1,150,000	$1,150,000	$575,000	—
	Accelerated vesting of equity awards	—	$1,382,357	—	—
	Continuation of health benefits	$14,669	$14,669	—	—
Kurt Knight(1)	Cash severance	$1,470,000	—	—	—
	Accelerated vesting of equity awards	256,796	—	—	—
	Continuation of health benefits	$22,208	—	—	—
Kathy Weiler(1)	Cash severance	$1,470,000	—	—	—
	Accelerated vesting of equity awards	422,391	—	—	—
	Continuation of health benefits	$22,208	—	—	—

(1) For Mr. Knight and Ms. Weiler “cash severance” amounts include payment to each of them of their Retention Bonus ($500,000), severance payable under their employment agreements ($485,000) and payment of a 2024 target bonus ($485,000).

Mr. Ido Schoenberg

Pursuant to the CEO’s employment agreement dated June 18, 2020, in the event of a termination of the CEO’s employment by us for “Cause” (as defined in the agreement) or by the executive without “Good Reason” (as defined in the agreement), the CEO will be entitled to receive certain accrued compensation and benefits. On a termination of the CEO’s employment due to death or disability, in addition to certain accrued compensation and benefits, the CEO will be entitled to receive, subject to his execution and non-revocation of a release of claims, (i) any earned but unpaid prior year bonuses, (ii) a pro-rata bonus for the year of termination (based on target performance) and (iii) accelerated vesting of outstanding equity awards (with any applicable performance goals achieved at target performance). In the case of a termination of the CEO’s employment upon his retirement, in addition to the accrued compensation and benefits, he will be entitled to receive, subject to his execution and non-revocation of a release of claims, continued vesting of outstanding equity awards.

In the event of a termination of the CEO’s employment by the Company without Cause or by the CEO for Good Reason, he will be entitled to receive, in addition to certain accrued compensation and benefits and any earned but unpaid prior year bonuses, subject to his execution and non-revocation of a release of claims, (i) a pro-rata bonus for the year of termination (based on actual performance at year-end), (ii) three times then-current base salary, paid in equal installments over the 36-month period following the termination date less any amounts contributed to the Managers Insurance and/or Pension Fund under Section 14 of the Israeli Severance Pay Law,(iii) accelerated vesting of all outstanding equity awards (with any applicable performance goals achieved at target performance), and (iv) any outstanding Retention Amount tranches pursuant to the CEO’s retention agreement dated August 15, 2024.

This agreement provides for restrictions on non-competition (during employment and for (A) 24 months following a termination of employment without cause or resignation for good reason or (B) 12 months following any other termination event), non-solicitation of customers and employees (during employment and for 24 months post-termination), confidentiality (in perpetuity) and mutual non-disparagement (in perpetuity).

Mr. Roy Schoenberg

Pursuant to the Executive Vice Chairman’s amended and restated employment agreement dated June 13, 2024, in the event of a termination of the Executive Vice Chairman’s employment by us for “Cause” (as defined in the agreement) or by the executive without “Good Reason” (as defined in the agreement), the Executive Vice Chairman will be entitled to receive certain accrued compensation and benefits. In the event of a termination of the Executive Vice Chairman’s employment by the Company without Cause, by the Executive Vice Chairman for Good Reason, or due to death or disability, in addition to certain accrued compensation and benefits, the Executive Vice Chairman will be entitled to receive, subject to his execution and non-revocation of a release of claims, (i) any earned but unpaid prior year bonuses, (ii) a pro-rata bonus for the year of termination (based on target performance), (iii) accelerated vesting of outstanding equity awards (with any applicable performance goals achieved at target performance), and (iv) Company-paid COBRA premiums during the 36-month severance period. In the case of a termination of the Executive Vice Chairman’s employment upon his retirement, in addition to the accrued compensation and benefits, he will be entitled to receive, subject to his execution and non-revocation of a release of claims, continued vesting of outstanding equity awards.

This agreement provides for restrictions on non-competition (during employment and for (A) 24 months following a termination of employment without cause or resignation for good reason or (B) 12 months following any other termination event), non-solicitation of customers and employees (during employment and for 24 months post-termination), confidentiality (in perpetuity) and mutual non-disparagement (in perpetuity).

Mr. Hirschhorn

Mr. Hirschhorn’s employment agreement provides that if his employment is terminated by the Company without “Cause” or by Mr. Hirschhorn with “Good Reason” (each as defined in the applicable employment agreement), Mr. Hirschhorn will be entitled to receive, in addition to certain accrued compensation and benefits and any earned but unpaid prior year bonuses, subject to Mr. Hirschhorn’s execution and non-revocation of a release of claims, (i) a lump sum pro-rata bonus for the year of termination based on actual performance through the termination date (or one year’s target bonus if such termination of employment occurs one month before or within 24 months following a Change in Control (as defined in the employment agreement)), (ii) severance payments in an aggregate amount equal to Mr. Hirschhorn’s base salary, to be paid in equal installments over a one-year period,

(iii) each unvested equity award held by Mr. Hirschhorn at the time of termination shall vest as to the portion that would have vested had he remained employed by the Company through the first anniversary of the termination date, and (iv) Company-paid COBRA premiums during the 12-month severance period. In addition, if the involuntary termination of employment occurs one month before or within 24 months following a Change in Control, each unvested equity award held by Mr. Hirschhorn will fully vest at the time of termination (with any applicable performance goals treated as achieved at target levels). To the extent applicable, such payments may be subject to reduction (if such reduction results in Mr. Hirschhorn being in a better after-tax position than if all amounts were paid to Mr. Hirschhorn) so that they will not be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code in those circumstances.

The agreement provides for restrictions on non-competition and non-solicitation (during employment and for 12 months following termination event), confidentiality (in perpetuity), assignment of intellectual property rights and mutual non-disparagement (in perpetuity).

Mr. Knight and Ms. Weiler

In connection with Mr. Knight and Ms. Weiler’s termination of employment, each received, in addition to certain accrued compensation and benefits and any earned but unpaid prior year bonuses, (i) payment of an amount that was equal to their target bonus for 2024 on January 24, 2025 in lieu of a payment of the 2024 annual bonus based on actual results, (ii) a lump sum severance payment in an amount equal to their base salary, (iii) vesting of unvested equity awards as to the portion that would have vested had each remained employed by the Company through the first anniversary of the termination date, (iv) Company-paid COBRA premiums for 12 months following their termination of employment and (v) payment of their Retention Bonus pursuant to their respective retention agreements, in each case dated July 1, 2024. Also in connection with Mr. Knight’s termination of employment his PSUs remain outstanding and eligible to vest for a period of 12 months after the termination date. Mr. Knight and Ms. Weiler are subject to restrictions on non-competition and non-solicitation (for 12 months following their termination of service), confidentiality (in perpetuity), assignment of intellectual property rights and mutual non-disparagement (in perpetuity).

Ms. Gotlib

On April 8, 2022, the Company entered into a new employment agreement with Ms. Gotlib which supersedes her prior employment agreement and provides that if Ms. Gotlib’s employment is terminated by the Company without Cause or if she resigns with Good Reason (each as defined in the employment agreement), Ms. Gotlib will be entitled to receive, in addition to certain accrued compensation and benefits and any earned but unpaid prior year bonuses, subject to her execution and non-revocation of a release of claims, (i) a lump sum pro rata target bonus for the year of termination (or an amount equal to her target bonus if such termination of employment occurs one month before or within 24 months following a Change in Control (as defined in the employment agreement)), (ii) each unvested equity award held by Ms. Gotlib at the time of termination shall vest as to the portion that would have vested had she remained employed by the Company through the first anniversary of the termination date, and (iii) severance payments in an aggregate amount equal to her base salary, to be paid in equal installments over a one-year period (less any amounts contributed to the Managers Insurance and/or Pension Fund under Section 14 of the Israeli Severance Pay Law), and (iv) Retention Amount pursuant to the retention agreement dated July 1, 2024. In addition, if the involuntary termination of employment occurs one month before or within 24 months following a Change in Control, each unvested equity award held by Ms. Gotlib will fully vest at the time of such termination of employment (with any applicable performance goals treated as achieved at target levels). To the extent applicable, such payments may be subject to reduction (if such reduction results in Ms. Gotlib being in a better after-tax position than if all amounts were paid to Ms. Gotlib) so that they will not be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code in those circumstances.

The agreement provides for restrictions on non-competition and non-solicitation (during employment and for 12 months following termination event), confidentiality (in perpetuity), assignment of intellectual property rights and mutual non-disparagement (in perpetuity).

CEO Pay Ratio Disclosure

Under rules adopted pursuant to the Dodd-Frank Act, we are required to calculate and disclose the total compensation paid to our median paid employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to our Chief Executive Officer (the “CEO Pay Ratio”). The paragraphs that follow describe our methodology and the resulting CEO Pay Ratio.

Measurement Date

We identified the median employee using our employee population on October 15, 2024 (including all employees, whether employed on a full-time, part-time, seasonal or temporary basis).

Consistently Applied Compensation Measure

Under the relevant rules, we are required to identify the median employee by use of a “consistently applied compensation measure” (“CACM”). We chose a CACM that closely approximates the annual target total direct compensation of our employees. Specifically, we identified the median employee by aggregating, for each employee as of October 15, 2024: (i) annual base pay, (ii) annual target cash incentive opportunity, and (iii) the grant date fair value for equity awards granted in 2024. In identifying the median employee, we annualized the compensation values of individuals that joined our Company during 2024.

Methodology and Pay Ratio

After applying our CACM methodology, we identified the median employee. Once the median employee was identified, we calculated the median employee’s annual target total direct compensation in accordance with the requirements of the Summary Compensation Table. Our median employee compensation in 2024 as calculated using Summary Compensation Table requirements was $132,692. The annual total compensation for CEO Ido Schoenberg as reported in the Summary Compensation Table was $2,115,004. Therefore, our CEO Pay Ratio for 2024 is approximately 16:1.

This information is being provided for compliance purposes and is a reasonable estimate calculated in a manner consistent with the SEC rules, based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. Neither the Committee nor management of the Company used the CEO Pay Ratio measure in making compensation decisions.

Equity Compensation Plan Information

The following table provides information as of December 31, 2024 with respect to shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants, and Rights (#)	Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights ($)(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the first Column) (#)(2)
Equity compensation plans approved by security holders
2006 Employee, Director and Consultant Stock Plan	427,710	103.49	—
2020 Equity Incentive Plan	1,934,166	—	771,730
ESPP	—	—	329,741
Equity compensation plans not approved by security holders
2024 Inducement Plan	195,754	—	963,649
Total	2,361,876	103.49	329,741

(1)
The weighted-average exercise price is calculated based solely on the exercise prices of the outstanding options and do not reflect the shares that will be issued upon the vesting of outstanding awards of RSUs, which have no exercise price.
(2)
Our 2020 Plan and ESPP each contain an evergreen provision pursuant to which the number of shares reserved for issuance under that plan will automatically increase on the first day of each fiscal year in accordance with the formula set forth in that plan. Under the 2020 Plan, the number of shares will be increased in an amount equal to the lesser of (i) 5% of the number of outstanding shares of all classes of our common stock on the last day of the immediately preceding fiscal year and (ii) such smaller amount as determined by our Board. Under the ESPP, the number of shares will be increased in an amount equal to the lesser of (a) 1% of the number of shares of Class A common stock outstanding as of the effective date of our IPO, (b) 1% of the outstanding number of shares of all classes of our common stock on the final day of the immediately preceding calendar year or (c) such smaller number of shares of Class A common stock as determined by our Board. The number of shares reported in this column excludes the shares that became available for issuance as of January 1, 2025 pursuant to our 2020 Plan and ESPP.

PAY VERSUS PERFORMANCE

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation and certain financial performance of our Company. The disclosure included in this section is prescribed by SEC rules and does not necessarily align with how the Company or the Committee view the link between the Company’s performance and its NEOs’ pay. For additional information on our compensation programs and philosophy and how we design our compensation programs to align pay with performance, see the section titled “Compensation Discussion and Analysis.”

The table below presents information on the compensation of our chief executive officer(s) and our other NEOs in comparison to certain performance metrics for 2024, 2023, 2022, 2021 and 2020:

	Summary compensation table total for first PEO	Summary compensation table total for second PEO(2)(3)	Compensation actually paid to first PEO	Compensation actually paid to second PEO(2)(3)	Average summary compensation table total for non-PEO NEOs	Average compensation actually paid for non-PEO NEOs(2)(3)	Value of fixed $100 investment based on:		Net Income	Revenue
Year							Total shareholder return(4)	S&P 500 healthcare services total shareholder return(5)
2024	$2,115,004	$2,682,079	$587,620	$1,151,329	$4,043,689	$1,524,182	$2	$129	$(212,638,000)	$254,364,000
2023	$797,800	$658,400	$(9,131,552)	$(9,270,952)	$3,081,641	$22,839	$6	$157	$(679,200,000)	$259,047,000
2022	$16,161,230	$16,044,010	$7,075,701	$6,958,481	$6,417,175	$2,418,932	$12	$170	$(272,100,000)	$277,190,000
2021	$39,988,708	$39,940,379	$(26,819,435)	$(26,867,764)	$5,756,009	$(3,538,060)	$26	$162	$(176,800,000)	$252,789,000
2020	$69,253,101	$69,247,314	$96,113,239	$96,107,452	$9,574,620	$21,760,358	$110	$119	$(228,600,000)	$245,265,000

(1)
Amwell’s first principal executive officer for FY2020 through FY2024 was Dr. Ido Schoenberg. Amwell’s second principal executive officer for FY2020 through FY2024 was Dr. Roy Schoenberg. Amwell’s other, non-PEO, NEOs for FY2020 were Ms. Gotlib, Kurt Knight, and Mr. Anderson. Amwell’s other, non-PEO, NEOs for FY2021 were Ms. Gotlib, Mr. Shepardson, Mr. Knight, Mr. O’Grady, and Mr. Anderson. Amwell’s other, non-PEO, NEOs for FY2022 were Ms. Gotlib, Mr. Shepardson, Mr. Knight, and Mr. Paunovich. Amwell’s other, non-PEO, NEOs for FY2023 were Ms. Gotlib, Mr. Shepardson, Mr. Paunovich and Ms. Weiler. Amwell’s other, non-PEO, NEOs for FY2024 were Mr. Shepardson, Mr. Hirschhorn, Ms. Gotlib,Mr. Knight and Ms. Weiler.
(2)
The below tables represent the compensation actually paid calculation detail:

	First PEO - Ido Schoenberg	Second PEO - Roy Schoenberg	NON-PEO NEOs
Compensation Element	2024	2024	2024
SCT Reported Total Compensation	$2,115,004	$2,682,079	$4,043,689
(i) Aggregate SCT Reported Equity Compensation (-)	$-	$-	$2,681,368
(ii) Year-End Fair Value of Awards Granted During the FY & Outstanding (+)	$-	$-	$365,033
(iii) Year-Over-Year Change in Fair Value of Awards Granted During Prior FY & Outstanding (+)	$(1,459,802)	$(1,414,000)	$(147,318)
(iv) Vesting Date Fair Value of Awards Granted & Vested During the Covered FY (+)	$-	$-	$807,098
(v) Year-Over-Year Change in Fair Value of Awards Granted During Prior FY & Vesting During Covered FY (+)	$(67,582)	$(116,750)	$(335,438)
(vi) Prior FYE Value of Awards Determined to Fail to Meet Vesting Conditions During Covered FY (-)	$-	$-	$527,514
Compensation Actually Paid Determination	$587,620	$1,151,329	$1,524,182
(3)
Equity compensation fair value calculated based on assumptions determined in accordance with FASB ASC Topic 718.
(4)
Total shareholder return calculated based on an assumed $100 investment as of September 17, 2020 and the reinvestment of any issued dividends.
(5)
The peer group reflected in the tables above is the S&P 500 Health Care Services index total shareholder return calculated based on an assumed $100 investment as of September 17, 2020 and the reinvestment of any issued dividends.

Financial Performance Measures

The Committee reviews a variety of Company-wide and individual factors to link executive compensation actually paid with Company and executive performance.

The following section provides a description of the relationships between Amwell’s total shareholder return relative to peer comparator index, as well as compensation actually paid relative to Amwell’s total shareholder return, net income and revenue over the last four completed fiscal years. Please note that, for the then co-CEOs, Compensation Actually Paid reflects 2020 and 2021 IPO-related and other RSU grants, and that the 2022 PSU grants are intended to be the only grants that the then co-CEOs will receive for three years.

Most Important Performance Metrics to Link Executive Compensation Actually Paid with Company Performance

Provided below are the most important financial measures used to link compensation actually paid with Amwell performance during the most recently completed fiscal year:

Revenue
Stock Price Milestones
Subscription Bookings
DHA Bookings

See the “Compensation Discussion and Analysis” above and published in Amwell’s historical proxy statements for additional detail on executive compensation actions.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit our consolidated financial statements for our fiscal year ending December 31, 2025. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 2016.

At the Annual Meeting, stockholders are being asked to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2025. Stockholder ratification of the appointment of PricewaterhouseCoopers LLP is not required by our amended and restated bylaws or other applicable legal requirements. However, our Board of Directors is submitting the appointment of PricewaterhouseCoopers LLP to our stockholders for ratification as a matter of good corporate governance. In the event that this appointment is not ratified by our stockholders, such appointment will be reconsidered by our Audit Committee. Even if the appointment is ratified, our Audit Committee, in its sole discretion, may appoint another independent registered public accounting firm at any time during our fiscal year ending December 31, 2025 if our Audit Committee believes that such a change would be in the best interests of the Company and its stockholders. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she wishes to do so and is expected to be available to respond to appropriate questions from stockholders.

Vote Required

The ratification of the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of holders of a plurality of the votes of all classes of stock outstanding cast at the Annual Meeting. Withhold votes will have no effect on the results of this vote. Brokerage firms have authority to vote shares held in street name on this proposal without instructions from beneficial owners. As a result, we do not expect there will be any broker non-votes on this matter.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR FISCAL YEAR ENDING DECEMBER 31, 2025.

AUDIT COMMITTEE REPORT

The information contained in the following Audit Committee Report shall not be deemed to be soliciting material or to be filed with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.

The Audit Committee reviewed and discussed our audited consolidated financial statements with management and PricewaterhouseCoopers LLP, our independent registered public accounting firm. The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC.

The Audit Committee received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the PCAOB regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and discussed with PricewaterhouseCoopers LLP its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that our audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2024 for filing with the SEC. The Audit Committee also has selected PricewaterhouseCoopers LLP as the independent registered public accounting firm for fiscal year 2025. Our Board of Directors recommends that stockholders ratify this selection at the Annual Meeting.

Respectfully submitted by the members of the Audit Committee of the Board of Directors:

Stephen Schlegel (Chair)
Derek Ross
Rivka Goldwasser
Rob Webb

AUDIT AND NON-AUDIT FEES

The following table presents fees for professional audit services and other services rendered to us by PricewaterhouseCoopers LLP for our fiscal years ended December 31, 2024 and 2023.

	2024	2023
Audit Fees(1)	$2,083,373	$2,298,055
Audit-Related Fees	—	—
Tax Fees(2)	49,262	—
All Other Fees(3)	49,973	37,314
Total Fees	$2,182,608	$2,335,369

(1)
Audit Fees consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements, the review of our quarterly condensed consolidated financial statements, and audit services that are normally provided by independent registered public accounting firms in connection with regulatory filings. This category also includes fees for professional services provided in connection with our secondary offering, including comfort letters, consents and review of documents filed with the SEC.
(2)
Tax Fees consist of fees for tax compliance and tax advice.
(3)
Represent fees billed for the subscription to an online accounting disclosure checklist and research tool

Auditor Independence

In the fiscal year ended December 31, 2024, there were no other professional services provided by PricewaterhouseCoopers LLP that would have required our Audit Committee to consider their compatibility with maintaining the independence of PricewaterhouseCoopers LLP.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our Audit Committee has established a policy governing our use of the services of our independent registered public accounting firm. Under the policy, our Audit Committee is required to pre-approve all audit and permissible non-audit services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair such accounting firm’s independence. All fees paid to PricewaterhouseCoopers LLP in the table above have been pre-approved by our Audit Committee.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Schedule 14A of the Exchange Act, and related SEC rules, Amwell is asking stockholders to approve, on an advisory basis, its executive compensation as reported in this proxy statement. Stockholders are encouraged to read the “Compensation Discussion and Analysis” section of this proxy statement, which describes how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, which provide detailed information on the compensation of our NEOs.

The Board of Directors has adopted a policy providing for annual “say-on-pay” advisory votes. In accordance with this policy and Section 14A of the Exchange Act, and as a matter of good corporate governance, Amwell is asking stockholders to approve the following advisory resolution at the Annual Meeting:

“Resolved, that Amwell’s stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis and the related compensation tables and narrative disclosure in this proxy statement.”

This proposal is advisory in nature and, therefore, is not binding upon the Committee or the Board of Directors. However, the Committee will carefully evaluate the outcome of the vote when considering future executive compensation decisions. Following this Annual Meeting, we expect to hold the next advisory say-on-pay vote at our 2026 annual meeting of stockholders.

Vote Required

The approval, on an advisory basis, of the compensation paid to our named executive officers requires the affirmative vote of holders of a plurality of the votes of all classes of stock outstanding cast at the Annual Meeting. Withhold votes will have no effect on the results of this vote. Brokerage firms do not have authority to vote shares held by the firms in street name for the approval of executive compensation without instructions from beneficial owners. As a result, any shares not voted by a beneficial owner will be treated as broker non-votes. Such broker non-votes will have no effect on the results of this vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS AND THE RELATED COMPENSATION TABLES AND NARRATIVE DISCLOSURE IN THIS PROXY STATEMENT.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our Class A, Class B and Class C common stock, as of March 31, 2025 by:

• each person or group of affiliated persons known by us to beneficially own more than 5% of our common stock;

• each of our named executive officers;

• each of our directors; and

• all of our executive officers and directors as a group.

The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. Applicable percentage ownership is based on 14,137,621 shares of Class A common stock, 1,369,518 shares of Class B common stock and 277,777 shares of Class C common stock outstanding as of March 31, 2025. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options or other rights (including restricted stock units and performance stock units) held by such person that are currently exercisable or will become exercisable or will vest and settle within 60 days of March 31, 2025 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. This table is based on information supplied by officers and directors and by Schedules 13D and Schedules 13G, if any, filed with the SEC. Unless noted otherwise, the address of all listed stockholders is c/o American Well Corporation 75 State Street, 26th Floor, Boston, MA 02109. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

	Shares Beneficially Owned% of Total Voting Power(1)						% of Total Voting Power(1)
	Class A		Class B		Class C
Name of Beneficial Owner	Shares	%	Shares	%	Shares	%
5% Equity Holders
Caledonia (Private) Investments Pty Limited (2)	841,338	6.0%	—	—	—	—	2.9%
Morgan Stanley(3)	1,224,323	8.3%	—	—	—	—	4.0%
Senvest Management, LLC(4)	1,300,611	9.2%	—	—	—	—	4.4%
Directors and Executive Officers
Ido Schoenberg(5)	64,250	*	761,806	50.0%	—	—	25.7%
Roy Schoenberg(5)	108,302	*	784,198	50.0%	—	—	25.9%
Mark Hirschhorn	20,462	*	—		—	—	0.1%
Phyllis Gotlib	47,809	*	—	—	—	—	0.2%
Dmitry Zamansky	2,472	*	—	—	—	—	0.0%
Dr. Delos (Toby) Cosgrove	21,802	*	—	—	—	—	0.1%
Deborah Jackson	5,245	*	—	—	—	—	0.0%
Rivka Goldwasser	—	*	—	—	—	—	0.0%
Derek Ross	8,602	*	—	—	—	—	0.0%
Stephen Schlegel	9,259	*	—	—	—	—	0.0%
Dr. Peter Slavin	23,580	*	—	—	—	—	0.1%
Rob Webb	8,181	*	—	—	—	—	0.0%
All current directors and executive officers as a group (12 persons)	319,964	2.3%	1,546,004	100%	—	—	52.1%

* Denotes less than 1% of beneficial ownership.

(1)
Percentage of total voting power represents voting power with respect to all shares of our Class A common stock, Class B common stock and Class C common stock, as a single class. The holders of our Class B common setock will at all times be entitled to 51% of our voting power, and holders of our Class A common stock and Class C common stock are entitled to one vote per share (except that holders of Class C common stock do not vote on director elections).
(2)
Caledonia (Private) Investments Pty Limited filed a Schedule 13F filed with the SEC on February 14, 2025. Caledonia (Private) Investments Pty Limited’s address is Level 10, 131 Macquarie Street, Sydney, NSW, 2000, Australia. Information regarding beneficial ownership of Amwell Class A common stock by Caledonia (Private) Investments Pty Limited is included herein in reliance on the aforementioned Schedule 13F.

(3)
Morgan Stanley filed a Schedule 13F with the SEC on February 14, 2025. Morgan Stanley’s address is 1585 Broadway, New York, New York 10036. Information regarding beneficial ownership of Amwell Class A common stock by Morgan Stanley is included herein in reliance on the aforementioned Schedule 13F.
(4)
Senvest Management, LLC filed a Schedule 13F filed with the SEC on February 13, 2025. Senvest Management, LLC’s address is 540 Madison Avenue, 32nd floor New York, New York 10022. Information regarding beneficial ownership of Amwell Class A common stock by Senvest Management, LLC is included herein in reliance on the aforementioned Schedule 13F.
(5)
Both Ido Schoenberg and Roy Schoenberg have agreed to vote together as a group and accordingly may be deemed to have beneficial ownership of each other’s stock.

OTHER MATTERS

As of the date of this Proxy Statement, our Board knows of no other business that will be conducted at our Annual Meeting other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying proxy to vote the proxy on such matters in accordance with their best judgment.

Delinquent Section 16(a) Reports

Section 16(a) of Act requires the Company’s directors and executive officers and persons who beneficially own more than 10% of the Company’s Class A common stock to file with SEC reports showing ownership of and changes in ownership of the Company’s common stock and other equity securities. On the basis of information submitted by the Company’s directors and executive officers, the Company believes that its directors and executive officers timely filed all required Section 16(a) filings for fiscal year 2024.

Fiscal Year 2024 Annual Report and SEC Filings

Our financial statements for our fiscal year ended December 31, 2024 are included in our Annual Report on Form 10-K filed with the SEC on February 12, 2025. This Proxy Statement and our Annual Report are posted on our investor relations web page at https://investors.amwell.com in the “Financials” section under “SEC Filings” and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our Annual Report without charge by sending a written request to American Well Corporation, Attention: Catherine Riley, Corporate Paralegal, American Well Corporation, 75 State Street, 26th Floor, Boston, MA 02109 .

Company Website

We maintain a website at www.americanwell.com. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this Proxy Statement, and references to our website address in this Proxy Statement are inactive textual references only.

2026 ANNUAL MEETING OF STOCKHOLDERS

If you wish to submit a proposal to be considered at the 2026 annual meeting of stockholders, you must comply with the following procedures. Any communication to be made to our Head of Legal as described below should be sent to our Head of Legal at American Well Corporation, 75 State Street, 26th Floor, Boston, MA 02109.

Proxy Statement Proposal

Stockholders wishing to present a proposal for inclusion in our proxy materials for the 2026 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), must timely submit their proposals so that they are received by our Head of Legal no later than December 24, 2025 (120 calendar days prior to the anniversary of our mailing this Proxy Statement). The submission of a stockholder proposal does not guarantee that it will be included in our proxy statement and any such proposal must comply with the requirements of Rule 14a-8 in order to be considered for inclusion in our proxy materials for the 2026 annual meeting of stockholders.

Other Proposals and Director Nominations

Assuming the 2026 annual meeting of stockholders is held on June 11, 2026, stockholders wishing to nominate a candidate for election to our Board or propose other business at this annual meeting, other than pursuant to Rule 14a-8 of the Exchange Act, must submit a written notice so that it is received by our Head of Legal no earlier than December 14, 2025 (180 calendar days prior to the anniversary of the 2025 Annual Meeting), nor later than February 11, 2026 (120 calendar days prior to the anniversary of the 2025 Annual Meeting). Any stockholder proposal or director nominations must comply with our amended and restated bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. In addition to complying with the advance notice provisions of our bylaws, to solicit proxies in support of director nominees other than the Company’s nominees, a stockholder must give timely notice that complies with the requirements of Rule 14a-19 and which must be received no later than April 13, 2026 (60 calendar days prior to the anniversary of the 2025 Annual Meeting).

SCAN TO VIEW MATERIALS & VOTE • AMERICAN WELL CORPORATION C/O BROADRIDGE VOTE BY INTERNET P.O. BOX 1342 Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above BRENTWOOD, NY 11717 Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting -Go to www.virtualshareholdermeeting.com/AMWL2025 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. V71672-P27990 AMERICAN WELL CORPORATION For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark "For All Except" and write the The Board of Directors recommends you vote FOR the number(s) of the nominee(s) on the line below. following: 1. To elect three Class II directors to serve until the !!! 2028 annual meeting of stockholders 01) Mr. Stephen Schlegel 02) Dr. Delos (Toby) Cosgrove 03) Ms. Rivka Goldwasser The Board of Directors recommends you vote FOR the following proposal: For Withhold 2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the Company for the fiscal year !! ending December 31, 2025 The Board of Directors recommends you vote FOR the following proposal: For Withhold 3. To approve, on an advisory basis, the compensation paid to the Company's named executive officers as disclosed in the compensation discussion and !! analysis and the related compensation tables and narrative disclosure in the Company's proxy statement Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement and Form 10-K are available at www.proxyvote.com. V71673-P27990 AMERICAN WELL CORPORATION Annual Meeting of Stockholders June 11, 2025 1:00 PM, Eastern Time This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Anna Nesterova and Mark Hirschhorn (“Named Proxies”), and each or either of them, as proxies, each with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of American Well Corporation which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such proxies to vote in their discretion on such other matters as may properly come before the meeting and revoking any other proxy heretofore given. THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS’ RECOMMENDATION. This proxy when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE), but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote these shares unless you sign (on the reverse side) and return this card. Continued and to be signed on reverse side